As filed with the Securities and Exchange Commission on April 11, 2001.
                                                      Registration No. 333-55194
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------


                                EDG CAPITAL, INC.
                 (Name of small business issuer in its charter)

    New York                             6722                     11-3023098
(State or other             (Primary Standard Industrial      (I.R.S. Employer
jurisdiction of              Classification Code Number)     Identification No.)
incorporation or
organization)

                               700 Stewart Avenue
                           Garden City, New York 11530
        (Address and telephone number of principal executive offices and principal place of business)

                                Jack Schwartzberg
                      Chief Executive Officer and President
                                EDG Capital, Inc.
                               700 Stewart Avenue
                           Garden City, New York 11530
                                 (516) 222-7749
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              Ralph W. Norton, Esq.
                               Davis & Gilbert LLP
                                  1740 Broadway
                            New York, New York 10019
                                 (212) 468-4944

                                 --------------

Approximate date of commencement of proposed sale to the public: On such date as the Selling Stockholders shall elect to commence sales to the public following the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ___________________________.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED APRIL 11, 2001


Prospectus

                                EDG Capital, Inc.
                                  Common Stock
                                3,595,143 Shares


      The shareholders named on pages 33 through 35 are selling up to 3,595,143 shares of our common stock. 111,593 of the shares they are selling are issuable upon the exercise of outstanding warrants and we may receive up to $89,999.75 from the sale of common stock to the warrant holders.

      Our common stock is traded on the OTC Bulletin Board (Trading Symbol:
EDGN).

      See "Risk Factors" beginning on page 6 of this prospectus for information that prospective investors should consider.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is ________, 2001

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Prospectus Summary..........................................................   2
Summary Financial Information...............................................   5
Risk Factors................................................................   6
Use of Proceeds.............................................................  12
Price Range of Common Stock.................................................  12
Dividend Policy.............................................................  12
Management's Discussion and Analysis of Financial Condition and
    Results of Operations...................................................  13
Business....................................................................  17
Selling Shareholders........................................................  33
Plan of Distribution........................................................  36
Disclosure of Commission Position on Indemnification for Securities Act
    Liabilities.............................................................  37
Management..................................................................  37
Executive Compensation......................................................  38
Principal Shareholders......................................................  41
Certain Transactions........................................................  42
Description of Securities...................................................  42
Change in Accountants.......................................................  44
Legal Matters...............................................................  44
Experts.....................................................................  45
Where You Can Find More Information.........................................  45
Index to Financial Statements............................................... F-1


                               PROSPECTUS SUMMARY


      This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section.


General


      EDG Capital, Inc. holds 100 percent of the outstanding capital stock of Isotope Solutions, Inc. (formerly named Molecular Radiation Management, Inc.). ISI is a biopharmaceutical company that began operations in 1998 as a medical group management company. Although most of our revenues are still derived from our medical group management operations, today we are focused primarily on the development of nuclear pharmaceutical technologies for therapeutic use in the treatment of various cancers. With the help of the medical groups we manage, we are developing two anti-cancer nuclear pharmaceutical technologies for which we own the U.S. patent rights: radioactive cisplatin (195M cisplatin), a radioactive variation of a commonly used chemotherapy drug, and colloidal P32 macro-aggregated albumin (MAA), a nuclear-isotope use and delivery system. Pursuant to long-term contracts with the medical groups, we provide them with business, financial and marketing support while they conduct research and treat patients using our technologies and traditional cancer treatment techniques. We charge the medical groups administrative fees for our services and license fees for the use of our nuclear pharmaceutical technologies in their practices.

      Nuclear pharmaceuticals are drugs that are made radioactive by attaching an isotope to the drug. An isotope is an atom that contains an extra neutron and releases radiation naturally over a period of time. A therapeutic isotope is an isotope that can be used to treat cancer.

      Cisplatin is a platinum-based drug used in the treatment of cancers that integrates into the DNA of tumor cells and kills the cells. When cisplatin is made radioactive it is more destructive to the cancer than ordinary cisplatin. To make radioactive cisplatin, platinum is made radioactive and joined to the remaining elements of the drug. Radioactive cisplatin is thus an isotope containing cisplatin that emits radiation energy that is highly destructive to DNA. Because the DNA is the central mechanism of the cancer cell, when the DNA is destroyed the cancer cell is killed.

      Colloidal P32 is an isotope of phosphorus made into a colloid. A colloid is a substance resembling glue which, in the case of colloidal P32, makes it very sticky to tissues. In addition, as a colloid the particles of P32 are larger in size so that they cannot circulate within the body as easily as the non-colloidal form.

      Macro-aggregated albumin is derived from human albumin, which is a normal protein in the blood. The albumin is heated slightly to make it into larger particles. Making the albumin into larger particles makes it stickier to tissue.

      Colloidal P32/MAA is applied to cancer through a process called infusional brachytherapy. Infusional brachytherapy involves injecting macro-aggregated albumin into a tumor first, then injecting colloidal P32 into the tumor. By injecting these two naturally sticky substances into tumor tissue in sequence, the deposition of therapeutic radioisotope (i.e., the colloidal P32) can be enhanced, and this can provide a higher dose of radiation to the tumor than can be achieved by external means.

      A nuclear isotope use and delivery system is a method of introducing a nuclear isotope to a cancer tumor. The delivery system can be interstitial, i.e., injected into the cancer tumor through a needle, or it can be intra-arterial or intravenous, i.e., introduced into a tumor through a blood vessel. The intravenous, intra-arterial or interstitial introduction of a drug is sometimes called "infusion."

      The medical groups that we manage also participate in third party pharmaceutical company clinical trials. We provide administrative services to the medical groups in connection with the third party clinical trials in which they participate.


Corporate Background


      EDG was organized as a New York corporation in 1990 for the purpose of investing in any and all types of assets, properties and businesses. Until EDG acquired ISI in September 2000, EDG had not engaged in any business operations. Subject to shareholder approval, we intend to amend EDG's certificate of incorporation to change its name to "Isotope Solutions Group, Inc." Our principal executive offices are located at 700 Stewart Avenue, Garden City, New York 11530.

      In the acquisition of ISI, EDG issued an aggregate of 7,440,005 shares of its common stock to the former shareholders of ISI in exchange for their shares of ISI's capital stock. Contemporaneously with the acquisition of ISI, EDG effected a 2.57315-for-one stock split in the form of a stock dividend payable to shareholders of record on August 23, 2000, and raised gross proceeds of $2,100,000 in a private placement of 2,603,844 shares of common stock at a price of $.8065 per share. We have adjusted all share and per-share numbers in this prospectus to reflect the acquisition of ISI and the stock split, except where we specifically say that the numbers do not reflect these events.

The Offering



      Shares being offered for resale
      to the public                       3,595,143


      Total shares outstanding after
      the offering                        11,163,825

      Price per share to the public       Market price at the time of resale,
                                          prices related to the market price,
                                          negotiated prices or fixed prices,
                                          which may be changed.

      Total proceeds raised by the
      offering None; however, we may receive up to $89,999.75 from the sale of up to 111,593 shares issuable upon exercise of outstanding warrants to purchase common stock that are exercisable at a price of $.8065 per share until September 25, 2005. We plan to use the proceeds, if any, of such sales for working capital and general corporate purposes.

      OTC Bulletin Board Symbol           EDGN


      The number of shares of our common stock outstanding after the offering is based on the number of shares outstanding on March 26, 2001. This number:

      o     includes 11,052,232 shares of outstanding common stock;

      o excludes 455,000 shares issuable upon exercise of stock options at an exercise price of $.8065 per share;

      o excludes 175,000 shares issuable upon exercise of stock options outstanding under the 2000 Plan with an exercise price of $.8872 per share; and

      o excludes 617,983 shares of common stock reserved for future grant under our 2000 Long-Term Incentive Plan.

      The number of shares of our common stock being offered for resale to the public:


      o     includes 3,483,550 shares that are presently outstanding; and


      o includes 111,593 shares that are issuable upon exercise of outstanding warrants to purchase common stock that are exercisable at a price of $.8065 per share until September 25, 2005.

                          SUMMARY FINANCIAL INFORMATION


      You should read this summary financial information in conjunction with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations"; our audited financial statements and related notes included elsewhere in this prospectus; as well as financial information previously filed by EDG Capital, Inc. The financial information as of December 31, 2000 and 1999 has been derived from our audited financial statements; however, the December 31, 2000 and 1999 financial information has been revised to present our consolidated data as if the reverse acquisition previously mentioned had occurred at the beginning of the earliest period presented. The historical results presented in this prospectus are not necessarily indicative of our future financial position or results of operations.

                                                 Year Ended December 31,
                                                 -----------------------
            Statement of Operations Data:         2000           1999
            Revenues                              $941,749     $1,297,766
            Costs and expenses                   1,510,027      1,251,825
            Net Income (loss)                     (427,671)        35,845
            Earnings (loss) per common share         $(.05)          $.00
            Weighted average number
            of common shares outstanding         8,451,616      7,440,005

            Balance Sheet Data:                  December 31, 2000
                                                 -----------------

                  Working capital ...............   $1,938,119
                  Total assets ..................    2,240,482
                  Total liabilities .............       91,287
                  Shareholders' equity ..........   $2,149,195

                                  RISK FACTORS


You should carefully consider the risks described below before deciding to invest in our company. The risks and uncertainties described below are those that we currently believe may materially affect us. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us.


                    Risks relating to our financial condition

Because we have a very short operating history, we may not be able to manage our business successfully or achieve consistent profitability.


      ISI began commercial operations in November 1997. Because of this very limited operating history, there are no meaningful financial results that you can use to evaluate the merits of making an investment in our company. Accordingly, you must make your investment decisions based on our business prospects. We may not be able to grow our business as planned or ever become a consistently profitable business. Our business prospects are subject to all the risks, expenses and uncertainties encountered by any new company. Our limited operating history makes it difficult to evaluate our proprietary technologies, as well as the likelihood of regulatory approval, commercial viability, and market acceptance of our potential products.

We have a history of operating losses; we expect to continue to incur losses and we may never be profitable.

      As of December 31, 2000, we had an accumulated deficit of $332,364. For the year ended December 31, 2000, we had a net loss of $427,671. These losses have resulted principally from costs incurred to support the clinical research relating to our nuclear pharmaceutical technologies being performed by the medical groups that we manage. We expect that our operating losses will continue to increase significantly as the research relating to our nuclear pharmaceutical technologies increases.

      Our ability to achieve future profitability is dependent upon obtaining regulatory approvals for our nuclear pharmaceutical technologies and successfully commercializing the technologies alone or with third parties. However, our operations may not be profitable even if we are able to commercialize the nuclear pharmaceutical technologies.

We will require additional funding, and our future access to capital is uncertain.

      It is expensive to develop products and to fund clinical trials for the treatment of cancer. We intend to continue to fund research for our nuclear pharmaceutical technologies by the medical groups we manage, and we expect that this will be costly. We believe that our cash on hand, together with our operating income, will be sufficient to meet our expected operating and capital requirements for the next 12 months. However, we may need additional financing within this time frame depending upon a number of factors, including:

      o Our degree of success in commercializing our nuclear pharmaceutical technologies;

      o the rate of progress and cost of the research and clinical trial activities we are funding;

      o the costs of maintaining and enforcing patent claims and other intellectual property rights; and

      o the costs of preparing, filing and prosecuting applications to the Food and Drug Administration for approval of our nuclear pharmaceutical technologies.

      In particular, if and when we receive the approval of the Food and Drug Administration to commence clinical studies of our radioactive cisplatin technology, we will begin to incur additional expenses relating to these studies. We expect that these expenses may exceed $2,000,000 during the first year of the studies.

      We may not be able to obtain additional financing on favorable terms or at all. If we are unable to raise additional funds when we need them, we may be required to delay, reduce or eliminate some or all of our development programs and funding for some or all of the clinical trials of our nuclear pharmaceutical technologies. If we raise additional funds by selling equity securities, further dilution to shareholders may result, and new investors could have rights superior to holders of shares sold in this offering.

                        Risks relating to our operations

Our success or failure will depend on the efforts of the managers and physicians in the medical groups that we manage, over which we have limited control.

      Our success depends in significant part upon the success of the medical research groups that we manage: Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, Mitchell E. Levine, M.D., P.C., d/b/a Center for Neuro-Oncology, and New York Medical Oncology, P.C., d/b/a Center for Medical Oncology. These medical groups are responsible for certain sales, marketing, technology development and distribution activities that are outside our direct control. In addition, the success of the medical groups depends in part on the credentials, protocols, and treatment success rates of the physicians in the medical groups. The management teams of these research groups and the reputations and capabilities of their physicians may change. If these managed medical groups do not successfully use our technologies, we may not be able to sell or license them to third parties.

      Similarly, our business operations may be harmed if the medical groups that we manage terminate their agreements with us. Although the medical groups have only limited termination rights, we may not be able to maintain our existing management arrangements with these medical groups. If we do not maintain these arrangements, we may lose a significant portion of our operating revenues and our ability to develop our nuclear pharmaceutical technologies could be impaired.


We may not be able to protect our intellectual property rights, and even if we can they may not give us a significant competitive advantage.


      Our success depends in part upon our ability to obtain and maintain rights to our nuclear pharmaceuticals. We rely on our patents, trade secrets and trademarks to protest our proprietary rights. It is possible that competitors may infringe our patents or successfully avoid them through design innovation. The cost of litigation to uphold the validity of our patents and to prevent infringement could be substantial and the litigation may consume time and other resources. Some of our competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. Moreover, there is a risk that a court would decide that our patents are not valid and that we do not have the right to stop a competitor from using our technologies. There is also the risk that, even if the validity of our patents were upheld, a court would refuse to stop the other party on the ground that its activities do not infringe our patents. Policing unauthorized use of our intellectual property is difficult and expensive, and we may be unable to prevent misappropriation of our proprietary rights.

The medical groups performing clinical trials of our nuclear pharmaceutical technologies may take longer to complete the clinical trials than we expect, or they may not be able to complete the clinical trials at all.

      A number of factors may cause significant delays in the clinical trials being performed on our nuclear pharmaceutical technologies, including scheduling conflicts with participating clinicians and difficulties in identifying and enrolling patients who meet eligibility criteria. As a result, the medical groups performing the clinical trials may not complete the clinical trials of our nuclear pharmaceutical technologies as expected. We rely on the medical groups we manage to conduct, supervise and monitor all aspects of the clinical trials involving our nuclear pharmaceutical technologies. We have less control over the timing and other aspects of these clinical trials than if we conducted them on our own. The medical groups we manage may fail to complete, or experience delays in, the clinical trials.

Our nuclear pharmaceuticals may cause unforeseen harmful side effects, which may lead to product liability claims.

      The medical groups we manage have not yet completed clinical testing of our nuclear pharmaceutical technologies. It is possible that our technologies may cause unforeseen harmful side effects. For example, bacterial contamination of the macro-aggregated albumin and colloidal P32 may result in bacterial infection-like reactions in patients, which could be severe and even fatal. These products may also cause allergic reactions of varying levels in susceptible individuals. Allergic reactions could be severe and even fatal. In the event the colloidal P32 undergoes radiolysis (i.e., breaks apart into small radioactive particles) it may go to areas within the body beyond the tumor where it was placed. This could cause a decrease in blood cell counts that could lead to infection, bleeding, hospitalization or even death. If our products have any harmful effects, product liability claims could be brought against us.

      We intend to obtain product liability coverage in the future. However, we may not be able to obtain product liability insurance coverage at an acceptable cost, or at all. We may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise. Regardless of merit or eventual outcome and whether or not we are insured, product liability claims may result in decreased demand for our technologies, injury to our reputation and loss of revenues.

We may fail to obtain or maintain regulatory approval for our radioactive cisplatin and colloidal P-32/MAA technologies.

      Our radioactive cisplatin and colloidal P-32/macro-aggregated albumin technologies are subject to rigorous preclinical and clinical testing and approval by the U.S. Food and Drug Administration, comparable agencies in other countries, and state regulatory authorities. The clinical trial and regulatory approval processes for biopharmaceutical products, i.e., drugs that are either derived from biologic materials or that target tumors or other tissues, typically last several years and involve significant expenditures. Even after receipt of regulatory approval for a product or technique, we remain subject to periodic review from government regulatory bodies. Any safety concerns relating to our technologies may result in withdrawal of the technologies from the market or restrictions on their future use. If we are unable to obtain and maintain regulatory approval for our technologies we will not be able to sell them.

      Whether or not we have obtained FDA approval for a product, we may have to obtain approval of the product by comparable regulatory authorities in foreign countries before we can commence marketing the product in those countries. In general each country has its own procedures and requirements, many of which are time consuming and expensive. There can be substantial delays in obtaining required approvals from foreign regulatory authorities after the relevant applications are filed, if at all.

We may be required to incur significant costs to comply with environmental, health and safety regulations.

      Many of the research, development and clinical processes of our managed medical groups involve the controlled use of small amounts of hazardous and radioactive materials. As a result, the medical groups are subject to foreign, federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes in our research and development activities and our manufacturing of clinical trial materials. Although we believe that the safety procedures followed by our medical groups for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, we may be required to incur significant costs to help our managed medical groups comply with environmental and health and safety regulations in the future. In addition, the risk of accidental contamination or injury from hazardous and radioactive materials cannot be completely eliminated. The potential liability for damages stemming from accidents involving these materials may exceed our insurance coverage or available resources or the insurance coverage or available resources of one or more of our managed medical groups.


If our proprietary technologies fail to achieve market acceptance our business operations will be harmed.


      Our success and competitive position depends upon market acceptance of our cancer treatment technologies. Side effects, especially unanticipated ones, or unfavorable publicity surrounding our cancer treatment technologies, may harm our ability to market our technologies. We may not be able to achieve product and service commercialization, and physicians, patients and third-party payers may not accept our technologies.

Our nuclear pharmaceutical technologies could become obsolete.

      We operate in an industry characterized by extensive research efforts, rapidly evolving technology and intense competition from numerous organizations, including pharmaceutical companies, biotechnology firms, academic institutions and others. New developments are expected to continue rapidly in both industry and academia. Research and discoveries by others may render our cancer technologies obsolete, uneconomical or otherwise unmarketable.


If health insurers and other third parties refuse to reimburse patients for the costs of our products, doctors may be unwilling to use the products, and we may be unable to sell them.


      Our ability to commercialize our nuclear pharmaceutical technologies successfully will depend in part on the extent to which reimbursement for their use will be available from government health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care technologies. Doctors and patients may not want to use any technology we may market if they are not able to obtain reimbursement for their expenses.

We depend on a limited number of suppliers of the raw materials for our nuclear pharmaceuticals, and if we are unable to obtain the raw materials we will not be able to manufacture and sell our products.

      We currently depend on a limited number of qualified suppliers of the raw materials for our nuclear pharmaceuticals. We currently procure colloidal P-32/MAA exclusively from one supplier, Mallinkrodt, Inc. Similarly, our radioactive cisplatin is manufactured exclusively for us by one company: Iso-Tex Diagnostics, Inc. There are, in general, relatively few companies with the ability to manufacture these two nuclear pharmaceuticals. Although we are aware of other companies that could produce both products for us if needed, including MDS Nordion and Radiopharmacy, Inc., we would probably incur significant delay and additional costs if we switched suppliers.

We depend on the continued assistance of Dr. Stanley E. Order to develop radioactive cisplatin.

      Because our radioactive cisplatin technololgy is still in an early stage of development, we depend in large part on the efforts of Dr. Stanley E. Order, who invented the technology, to help develop it. Through his medical group, Dr. Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, Dr. Order is conducting the clinical research needed to support the application for FDA approval of this technology. If Dr. Order were no longer available or able to assist us with the development of radioactive cisplatin, we might not be able to develop this technology quickly or at all.

We could become subject to sanctions if we are found to be violating New York law prohibiting the corporate practice of medicine.

      New York State law provides that only natural persons may practice medicine in New York State. This law has been interpreted by the courts and administrative agencies of New York to prohibit corporations from arranging for medical treatment of patients. We believe that the administrative and support services we provide to the medical groups we manage do not constitute the corporate practice of medicine. However, if we were found to be in violation of this law we could be required to cease providing services to the managed medical groups and our agreements with the groups might have to be modified or terminated. If this were to occur we would no longer receive some or all of the fees the medical groups currently pay us. If we were to lose this income, we might not be able to obtain the clinical research necessary to support our applications for FDA approval of our nuclear pharmaceuticals.


                       Risks relating to our common stock

Trading in our common stock on the OTC Bulletin Board may be limited.


      Our common stock is traded on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or Nasdaq, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.


Our common stock is subject to penny stock regulation.

      Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated with the penny stock market be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely limit the market liquidity for our securities and could reduce your ability to sell your securities in the market.


This prospectus contains forward-looking statements. These statements may prove to be inaccurate.

      Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

                  o   "may"                 o  "plans"
                  o   "will"                o  "expects"
                  o   "should"              o  "believes"
                  o   "estimates"           o  "intends"

and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from sales of our stock by the selling shareholders. However, we may receive up to $89,999.75 from the sale of up to 111,593 shares issuable upon exercise of outstanding warrants to purchase common stock that are exercisable at a price of $.8065 per share until September 25, 2005. We plan to use the proceeds, if any, from the exercise of the warrants for working capital and general corporate purposes.

                           PRICE RANGE OF COMMON STOCK


      Our common stock has been admitted to trading on the OTC Bulletin Board since February 5, 2001. The following table sets forth, for the periods indicated, the range of high and low sales prices per share reported on the OTC Bulletin Board

      Period Ending                               High             Low
      March 31, 2001 (from February 5, 2001)     $3.500          $2.125
      April 3, 2001                               N/A              N/A

      There were no trades in our common stock on the OTC Bulletin Board during the period April 1, 2001 through April 3, 2001. The public market for our common stock is limited and you should not assume that these quotations reflect prices that you might be able to obtain in actual market transactions or in transactions involving substantial numbers of shares.

      As of April 4, 2001, there were approximately 124 holders of record of our common stock.


                                 DIVIDEND POLICY


      We have never paid any dividends on our common stock. We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. Our board of directors will determine whether or not we will pay dividends on the common stock in the future, and the rate of such dividends, if any, based upon our earnings, financial condition, capital requirements and other factors.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction


      EDG was incorporated in the State of New York on August 13, 1990, and was considered a development stage company until September 2000. On September 13, 2000, EDG acquired ISI. Subject to shareholder approval, we intend to amend EDG's certificate of incorporation to change its name to Isotope Solutions Group, Inc.

      EDG Capital, Inc. holds 100 percent of the outstanding capital stock of Isotope Solutions, Inc. (formerly named Molecular Radiation Management, Inc.). We are a biopharmaceutical company that began operations in 1998 as a medical group management company. Although most of our revenues are still derived from our medical group management operations, today we are focused primarily on the development of nuclear pharmaceutical technologies for therapeutic use in the treatment of various cancers. With the help of the medical groups we manage, we are developing two anti-cancer nuclear pharmaceutical technologies for which we own the U.S. patent rights: radioactive cisplatin (195M cisplatin), a radioactive variation of a commonly used chemotherapy drug, and colloidal P32 macro-aggregated albumin (MAA), a nuclear-isotope use and delivery system. Pursuant to long-term contracts with the medical groups, we provide them with business, financial and marketing support while they conduct research and treat patients using our technologies and traditional cancer treatment techniques. We charge the medical groups administrative fees for our services and license fees for the use of our nuclear pharmaceutical technologies in their practices.

      In June 1995 Dr. Stanley E. Order was granted Patent No. 5,424,288 by the U.S. Patent and Trademark Office covering a "Method of Treating Solid Tumor Cancers Utilizing Macro Aggregated Proteins and Colloidal Radioactive Phosphorus." In July 1996 Dr. Order was granted Patent No. 5,538,726 by the U.S. Patent and Trademark Office covering a "Method and Compositions for Delivering Cytotoxic Agents to Cancer." In March 1999, Dr. Order assigned Patent No. 5,424,288 to ISI and in August 2000, Dr. Order assigned Patent No. 5,538,726 to ISI. As a result of these assignments, we own all rights to the colloidal P32/MAA technology described in these patents.

      In June 2000, Dr. Stanley E. Order was granted Patent No. 6,074,626 by the U.S. Patent and Trademark Office covering "Radioactive Cisplatin in the Treatment of Cancer." In March 1999 Dr. Order assigned the application for this patent to ISI. As a result of this assignment, we own all rights to the radioactive cisplatin technology described in the patent.

      Pursuant to the management/license agreements with the medical groups we manage, we provide the medical groups with laboratory and treatment space and all necessary supplies, including the components of our nuclear pharmaceuticals. We also provide the medical groups with all clerical personnel and other non-medical personnel necessary to manage the groups' practice and research activities. Pursuant to the agreements, we also license our nuclear pharmaceutical technologies to the groups and provide the groups with a range of consulting and practice management services, including billing and collection. In return, the medical groups pay us license fees on a monthly basis and management fees on a weekly and monthly basis. The weekly management fees cover consulting, billing and collection services and medical supplies. The monthly management fees cover treatment and laboratory space, furnishings and equipment, clerical services and staff and managerial and administrative services. The weekly management fees are equal to our actual costs plus a percentage of such costs as a markup. The weekly fee markup and the monthly license and management fees are set each year in advance by mutual agreement of the parties. On January 1, 2000, we waived all license fees for Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, for the year 2000. License fees and management fees from the medical groups we manage generated approximately $2,240,000 in gross revenues in the past two years.


      The medical groups are obligated to perform research relating to our nuclear pharmaceutical technologies. All right, title and interest in and to any and all improvements to the nuclear pharmaceutical technologies that derive from the medical groups' research belong to us.

      We must obtain FDA approval before we can begin marketing colloidal P32/MAA and radioactive cisplatin. The FDA requires that new drugs undergo thorough clinical testing before granting approval for the marketing of the drugs. Currently, only colloidal P32/MAA is being studied, since radioactive cisplatin has not yet been approved by the FDA for clinical trials. We expect that the clinical trials being performed by the medical groups ISI manages will help support ISI's application for FDA approval of colloidal P32/MAA. Similarly, we expect that the clinical trials of radioactive cisplatin, when they are conducted, will help support our application for FDA approval of radioactive cisplatin.

      Although we supply the medical groups with the nuclear pharmaceuticals and the other supplies that they need to conduct the clinical studies, we recoup the costs of these supplies through the management fees we receive from the medical groups. The medical groups bill the patients participating in the studies for the treatment they are given. Consequently, the patients, and their insurance companies, are ultimately the source of the funding that supports the clinical studies of our nuclear pharmaceuticals. If we were to conduct this research on our own, without the medical groups, the costs would be prohibitive since they would not be offset by the license fees and management fees we receive from the medical groups.


      The medical groups we manage also participate in third-party pharmaceutical clinical trials. The Center for Molecular Medicine has recently been approved as a site for ImClone Systems Inc.'s national clinical trials of Cetuximab (C225). Cetuximab is an antibody that is made by immunizing animals against a particular material. In the ImClone study, the animals are being immunized against epidermoid growth factor. Epidermoid growth factor is a material that feeds cancer by feeding a site on the cancer cell called the epidermoid growth factor site. Cetuximab blocks the epidermoid growth factor site, thereby blocking the nutrition of the cancer cell. Blocking the nutrition of the cancer cell helps kill the cancer when combined with drugs or radiation. ImClone is conducting a Phase III Cetuximab study for patients with locally advanced squamous cell cancer of the head and neck. Squamous cells are one of the three types of cells found in the human body. Squamous cells are small and scale-like and exist in the skin and esophagus, among other places. The Center for Molecular Medicine began to accrue patients for the study in January 2001.

      The Center for Medical Oncology has recently been approved as a site for Dendreon Corporation's national clinical trials. The Center for Medical Oncology is currently seeking patients for an immune therapy study sponsored by Dendreon. This is a Phase III study for patients with hormone refractory prostate cancer. Prostate cancer is normally inhibited by the reduction of male hormones called testosterone. Hormone refractory prostate cancer is cancer that is no longer dependent on the presence of testosterone for growth and for which therapy directed against testosterone is no longer effective.

      In addition, the medical groups we manage hope to collaborate with several other pharmaceutical companies through relationships we have fostered with the medical research groups that it manages.

Nevertheless, the medical groups may not be able obtain agreements to participate in additional third party clinical trials.


      The following discussion is based on financial information presented as if the acquisition of ISI had taken place as of the earliest period presented.

Results of Operations


Years Ended December 31, 2000 and 1999


Revenues


      Revenues for the year ended December 31, 2000 decreased to $941,749, as compared to $1,297,766 for the corresponding period of the prior year. This decrease of $356,017, or 27.4%, was due to diminished revenue generated by the medical research teams during this period. To date, acquiring patients and income derived from the treatment of those patients, has been dependent to a great extent on our public relations efforts, which resulted in extensive media exposure. In 2001, we have embarked on a comprehensive advertising program to complement our existing public relations efforts.


Costs and Expenses


      Overall costs and expenses increased to $1,510,027 from $1,251,825 when comparing the year ended December 31, 2000 to the year ended December 31, 1999, an increase of $258,202 or 20.6%. This increase was primarily due to the following: medical supplies costs increased by $145,566 for the year ended December 31, 2000, versus the year ended December 31, 1999, primarily due to start-up, equipment and supply costs relating to ISI's new contract with New York Medical Oncology, P.C., d/b/a Center for Medical Oncology. General and administrative expenses increased by $114,478 for the year ended December 31, 2000, versus the prior year primarily due to (a) wage increases and new hires attributable to preparation for new clinical trials for the treatment of high-grade brain tumors under ISI's new contract with the Mitchell E. Levine, M.D., P.C. d/b/a Center for Neuro-Oncology and (b) a finder's fee of $84,000 paid in connection with the acquisition of ISI.


Net Income (Loss)


      For the year ended December 31, 2000, we had a net loss of $427,671 ($.05 per share) versus net income of $35,845 ($.00 per share) for the year ended December 31, 1999. This change from a profit to a loss was due to both the decrease in revenues and increase in costs and expenses as described above.


Liquidity and Capital Resources


      At December 31, 2000, our balance sheet reflected cash of $1,032,563, working capital of $1,938,119 and a current ratio of 22.2 to 1. At our year end of December 31, 1999, the balance sheet reflected cash of only $19,145, working capital of $406,000 and a current ratio of 6.5 to 1. The primary reason for the positive increase in our liquidity was the completion of a private placement of common stock in September 2000, which resulted in net cash proceeds of approximately $1,900,000.

      We believe that our cash on hand and revenues we expect to generate from our business will be sufficient to fund our operations for at least the next 12 months. However, we expect to file Investigational New Drug Applications with the FDA for the study of our radioactive cisplatin technology as soon as possible. Once we receive FDA approval to commence FDA clinical trials of this technology, we will begin to incur significant expenses in connection with the launch of the Phase I studies. We expect that these costs may exceed $2,000,000 during the first year of the studies. We are not aware of any other material trend, event or capital commitment that would potentially adversely affect liquidity.

                                    BUSINESS

General


      EDG was organized as a New York corporation in 1990 for the purpose of investing in any and all types of assets, properties and businesses. Until it acquired ISI, EDG had not engaged in any business operations.


Acquisition of ISI


      On September 13, 2000, EDG acquired 100% of the outstanding capital stock of ISI. The acquisition of ISI was effected pursuant to an Agreement and Plan of Merger dated September 8, 2000, by and among EDG, MRM Merger Sub, Inc., a New York corporation and wholly-owned subsidiary of EDG, and ISI. On September 13, 2000, MRM Merger Sub, Inc. was merged with and into ISI, with ISI being the surviving corporation, and ISI became a wholly-owned subsidiary of EDG.


      Pursuant to the Agreement and Plan of Merger, all of ISI's outstanding common stock, excluding its treasury stock, which was cancelled, was converted into the right to receive an aggregate of 7,440,005 shares of EDG's common stock. Simultaneously with the closing of the acquisition, EDG effected a 2.57315-for-one stock split in the form of a stock dividend payable to shareholders of record on August 23, 2000 (with all fractional shares being rounded up), and raised gross proceeds of $2,100,000 in a private placement to accredited investors of 2,603,844 shares of common stock at a price of $.8065 per share.


      At the closing of the acquisition of ISI, the existing board of directors of EDG Capital resigned, the board was increased to six persons and six new directors were appointed to fill the vacancies on the board. In January 2001, three directors resigned, the board was reduced to five persons and one new director was elected to fill one of the vacancies on the board. There is presently one vacancy remaining on the board.

      If our shareholders approve, we intend to amend EDG Capital's certificate of incorporation to change its name to "Isotope Solutions Group, Inc."


Operations



Nuclear Pharmaceutical Research and Development

      Cancer and Chemotherapy

      Cancer is a disease involving the reproduction and division of the body's cells. Normally, all cells divide and reproduce themselves in a controlled manner. In cancer, however, cells multiply uncontrollably and form a lump (known as a tumor) or excess white blood cells, as in leukemia. Occasionally cancer cells break away from a tumor and travel to other parts of the body via the bloodstream or the fine channels of the lymphatic system. When these cancer cells reach other parts of the body they may settle and start to develop into new tumors, known as secondary cancers or metastases.


      Chemotherapy is the use of anti-cancer (cytotoxic) drugs to destroy cancer cells. A typical chemotherapy treatment involves one or several drugs from an array of about 50 different available drugs. Chemotherapy drugs work by inhibiting a cancerous cell's ability to divide and reproduce itself, so that it eventually dies. Unfortunately, chemotherapy drugs may also affect normal cells in the body and cause unpleasant side effects that typically disappear shortly after treatment completion.


      Using our patents, we are developing the following two anti-cancer technologies:

      Radioactive Cisplatin (CisPt195) Technology

      Barnett Rosenberg, a biophysicist at Michigan State University, first discovered non-radioactive cisplatin's potential as an anti-cancer agent in 1961. While testing electromagnetic effects on cell division, Mr. Rosenberg discovered that dichlorodiamineplatinum, known as cisplatin, blocked the division of cells exposed to the drug. Over the next 18 years, scientists worldwide researched and developed cisplatin, hoping that the drug would control cancerous cells' unchecked division. Researchers found that the drug not only slowed cell division, but also slowed the repair of radiation-induced damage, shrinking cancerous tumors, allowing more oxygen to reach cells, and sensitizing the cells to further radiation treatments. Cisplatin went on to become a top-selling cancer drug used in the treatment of many cancerous tumors.


      In June 2000, Dr. Stanley E. Order was granted patent No. 6,074,626 by the U.S. Patent and Trademark Office covering "Radioactive Cisplatin in the Treatment of Cancer." In March 1999, Dr. Order assigned the application for this patent to ISI. As a result of this assignment, ISI owns all rights to the radioactive cisplatin technology described in Dr. Order's patent.

      We believe that our radioactive version of cisplatin will increase success in treating many forms of cancer. The researchers associated with the medical groups that we manage believe that radioactive cisplatin may enhance treatment of cancerous tumors by delivering radioactivity directly to the tumor cells' DNA, thereby increasing the rate at which the tumor cells are destroyed. We have retained a third party, Chesapeake Regulatory Group, to prepare Investigational New Drug Applications (INDs) for us to file with the FDA. Filing of these applications is the first step in seeking FDA approval for clinical trials of radioactive cisplatin for use in treatment of liver, pancreatic, lung, bladder, ovarian, brain, and head and neck cancer. We expect to file the Investigational New Drug Applications with the FDA as soon as practicable. Once we receive FDA approval to commence FDA clinical trials of this technology, we will begin to incur significant expenses in connection with the launch of the Phase I studies, including expenses for the manufacture of radioactive cisplatin, quality assurance and processing costs, clinical studies administration, marketing to attract patients, website development and translation, foreign patent protection, and additional administrative personnel, office space and equipment. We expect that these costs may exceed $2,000,000 during the first year of the studies.

      Colloidal P32/MAA Use And Delivery Systems

      In June 1995 Dr. Stanley E. Order was granted patent No. 5,424,288 by the U.S. Patent and Trademark Office covering a "Method of Treating Solid Tumor Cancers Utilizing Macro Aggregated Proteins and Colloidal Radioactive Phosphorus." In July 1996 Dr. Order was granted Patent No. 5,538,726 by the U.S. Patent and Trademark Office covering a "Method and Compositions for Delivering Cytotoxic Agents to Cancer." In March 1999 and August 2000, Dr. Order assigned patents Nos. 5,424,288 and 5,538,726 to ISI. As a result of these assignments, ISI owns all rights to the colloidal P32/MAA technology described in Dr. Order's patents.

      Our colloidal P32/MAA use and delivery systems use a protective albumin integration to allow direct injection of P32/MAA radioactive isotope into tumors without damaging healthy surrounding tissue. This direct injection delivers over 300 times the normal radiation dosage available through conventional external beam radiation without debilitating side effects. Moreover, the radioactive albumin is distributed evenly throughout the tumor to microscopic cells that are often unreachable with standard radiation methods.

      The Center for Molecular Medicine and Mitchell E. Levine, M.D., P.C., d/b/a Center for Neuro-Oncology have used our nuclear-isotope use and delivery system to assist in treating lethal cancers. In addition, one other center conducting clinical trials in the United States and two other centers conducting research in Europe are using the technology with our permission. In the United States, Dr. Gary Stillwagen, M.D., of Northside Hospital in Johnston Ferry, Georgia, and in Europe, The Department of Radiology, Oncology & Clinical Immunology of Uppsala University in Uppsala, Sweden, and the Department of Radiation Oncology and Nuclear Radiation of the Institut Jules Bordet, Centre des Tumeurs de l'Universite Libre de Bruxelles in Brussels, Belgium, are conducting research using the colloidal P32/MAA technology. We do not have any written agreements with these centers.

      The medical groups we manage have conducted Phase I and II National Cancer Institute-listed clinical trials of colloidal P32 in various treatment applications, including pancreatic, lung, colon, head and neck and brain cancers. In their treatment program, P32/MAA is used in higher doses and for different indications than currently approved by the FDA. Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine, one of the medical groups we manage, has submitted an Investigational New Drug Application to the FDA for permission to evaluate the higher doses of P32 in combination with macro-aggregated albumin in patients with brain and pancreatic cancers. At this time, Phase II studies on pancreatic cancer are near completion.

      The studies being conducted by the Center for Molecular Medicine and the Center for Neuro-Oncology have included the treatment of non-resectable (non-removable) pancreatic cancer, high-grade brain tumors, non-small cell lung cancer, recurrent colon cancer and head and neck tumors. In conjunction with these studies, physicians associated with these groups have conducted more than 600 colloidal P32/MAA infusion procedures during the past nine years. National Cancer Institute listed Phase I/II clinical trials of our colloidal P32/MAA brachytherapy treatment for non-resectable pancreatic cancer and other solid tumors have produced promising results. Brachytherapy means short distance therapy and refers to the fact that isotopes can be used for therapy in a limited area of the body. Phase I results achieved a median survival of one year, comparing favorably with Gemzar(R), a chemotherapeutic drug produced by Eli Lilly and Company that has a 5.7-month median survival. Subsequently, our ongoing Phase II study has yielded significant interim data. Our longest pancreatic cancer survivor in Phase II is cancer free more than five years after receiving our treatment. We plan to market this technology through the distribution of kits, establishment of training centers and further licensing of the technology.

      We must obtain FDA approval before we can begin marketing colloidal P32/MAA and radioactive cisplatin. The Food and Drug Administration requires that new drugs undergo thorough clinical testing before granting approval for the marketing of the drugs. The length and number of the required studies depends on many factors, including the type of drug and the condition being treated. Another factor influencing the duration of studies is the ability to recruit, in a timely manner, a sufficient number of patients with the condition to be treated. In addition, as with all research, the outcome of research studies cannot be predicted with certainty. Consequently, we cannot predict how long it will be before our nuclear pharmaceuticals receive FDA approval.

      Currently, only colloidal P32/MAA is being studied, since radioactive cisplatin has not yet been approved by the FDA for clinical trials. The medical groups conducting studies of our colloidal P32/MAA have tested it in more than 90 patients with pancreatic cancer. If, after discussions with the

FDA, this is a sufficient number to allow the filing of a New Drug Application, preparation of the New Drug Application for use of colloidal P32/MAA in pancreatic cancer may begin this year and the New Drug Application could be filed in the first quarter 2002. The FDA is required by law to review all New Drug Applications within one year. The FDA's median approval time for New Drug Applications is 15 months.

      Through the date of this prospectus, the medical groups we manage have treated nine patients with brain cancer with colloidal P32/MAA. More patients will have to be treated with colloidal P32/MAA before we can make a reasonable estimate of the time frame for filing a New Drug Application with the FDA for approval of the use of colloidal P32/MAA for brain cancer.

      During 1999 and 2000, we spent an aggregate of approximately $2,330,000 on research and development activities.

Medical Group Management

      Pursuant to the management/license agreements with the medical groups we manage, we provide the medical groups with laboratory and treatment space and all necessary supplies, including the components of our nuclear pharmaceuticals. We also provide the medical groups with and all clerical personnel and other non-medical personnel necessary to manage the groups' practice and research activities. Pursuant to the agreements, we also license our nuclear pharmaceutical technologies to the groups and provide the groups with a range of consulting and practice management services, including billing and collection. In return, the medical groups pay us license fees on a monthly basis and management fees on a weekly and monthly basis. The weekly management fees cover consulting, billing and collection services and medical supplies. The monthly management fees cover treatment and laboratory space, furnishings and equipment, clerical services and staff and managerial and administrative services. The weekly management fees are equal to our actual costs plus a percentage of such costs as a markup. The weekly fee markup and the monthly license and management fees are set each year in advance by mutual agreement of the parties. Fees from the medical groups we manage have generated approximately $2,240,000 in gross revenues in the past two years.


      Radiation Oncology Research Group


      In December 1997, we entered into an exclusive, full service, 30-year management/license agreement with Stanley E. Order, M.D., P.C., d/b/a Center for Molecular Medicine. The Center for Molecular Medicine, which occupies space on the first floor of 700 Stewart Avenue in Garden City, New York, specializes in radiation oncology research. Radiation oncology research is the study of the treatment of tumors through radiation. The Center for Molecular Medicine employs two physicians, Stanley E. Order, M.D., Sc.D, F.A.C.R. and Wayne S. Court, Ph.D., M.D.


      Dr. Stanley Order is an internationally acclaimed radiation oncologist. He is a past president of the American Society for Therapeutic Radiation and Oncology, a former professor at Harvard Medical School, a past Chairman of the Radiation Oncology Department at Johns Hopkins University School of Medicine, a past professor at the Robert Wood Johnson School of Medicine, and most recently was appointed a clinical professor at the Stony Brook University Medical School.


      Our ability to develop radioactive cisplatin, which is in an early stage of development, depends in large part on the efforts of Dr. Stanley E. Order, who invented this technology. Through his medical group, Dr. Order is conducting the clinical research needed to support the application for FDA approval of this technology. If Dr. Order were no longer available or able to assist us with the development of radioactive cisplatin, we might not be able to develop this product quickly or at all. We have $4,000,000 in key person life insurance covering Dr. Order.

      Dr. Wayne S. Court is a noted radiation oncologist with a Ph.D. in immunology. Dr. Court was an Assistant Professor at Wayne State University, served as a resident under Dr. Order at Johns Hopkins, and is the author of numerous articles, abstracts and protocols. Dr. Order and Dr. Court are presently conducting their research at the Center for Molecular Medicine in Garden City, New York.

      In June 1995 Dr. Stanley E. Order was granted Patent No. 5,424,288 by the U.S. Patent and Trademark Office covering a "Method of Treating Solid Tumor Cancers Utilizing Macro Aggregated Proteins and Colloidal Radioactive Phosphorus." In July 1996 Dr. Order was granted Patent No. 5,538,726 by the U.S. Patent and Trademark Office covering a "Method and Compositions for Delivering Cytotoxic Agents to Cancer." In March 1999, Dr. Order assigned Patent No. 5,424,288 to ISI and in August 2000, Dr. Order assigned Patent No. 5,538,726 to ISI, in each case in consideration for ISI's services under the management/license agreement. As a result of these assignments, ISI owns all rights to the colloidal P32/MAA technology described in these patents.

      In June 2000, Dr. Stanley E. Order was granted patent No. 6,074,626 by the U.S. Patent and Trademark Office covering "Radioactive Cisplatin in the Treatment of Cancer." In March 1999, Dr. Order assigned the application for this patent to ISI in consideration for ISI's services under the management/license agreement. As a result of this assignment, ISI owns all rights to the radioactive cisplatin technology described in Dr. Order's patent.

      Pursuant to the management/license agreement with Stanley E. Order, M.D., P.C., we provide the medical group with a fully equipped and furnished research laboratory and treatment space and all necessary supplies, including the components of the nuclear pharmaceuticals. We also provide the medical group with all clerical personnel and other non-medical personnel necessary to manage the group's practice and research activities. Pursuant to the agreement, we also license to the group the methods for treating solid tumor cancers covered by the patents and provide the group with a range of consulting and practice management services, including billing and collection.

      The management/license agreement provides that the medical group will pay us license fees on a monthly basis and management fees on a weekly and monthly basis. The weekly management fees cover consulting, billing and collection services and medical supplies. The monthly management fees cover treatment and laboratory space, furnishings and equipment, clerical services and staff and managerial and administrative services. The weekly management fees are equal to our actual costs plus a percentage of such costs as a markup. The weekly fee markup and the monthly license and management fees are set each year in advance by mutual agreement of the parties. We billed the medical group management fees of $722,444 in 2000 and $1,297,766 in 1999. The fees billed in 1999 included $148,800 of license fees. On January 1, 2000, we waived all license fees for Stanley E. Order, M.D., P.C. for the year 2000. The medical group paid us $671,187 in 2000 and $1,353,950 in 1999 against the fees billed in these and prior years. As of December 31, 2000, the medical group owed us an aggregate of approximately $486,700. Typically, there is a lag between our invoice to the medical groups and payment of the invoices by the medical groups. The lag exists because the medical groups must receive payment for their services from the patients and their insurance companies before they can pay us. At December 31, 2000, Stanley E. Order, M.D., P.C. was owed approximately $182,000 for services rendered to its patients. We intend to carry the amounts owed by the medical group forward. For 2001, the medical group is obligated to pay us a monthly fee of $9,500. The monthly fee includes a management fee of $4,500 and a license fee of $5,000 for the license of the colloidal P32/MAA technology. The monthly license fee for the radioactive cisplatin technology has not yet been set. This fee will be determined before clinical trials of this technology commence.

      We may terminate the management/license agreement upon the following events:

      o the failure of the medical group to pay any fee required under the agreement;

      o the failure of the medical group to repay any working capital advances made by us;

      o the failure of the medical group to maintain professional liability insurance as required by the agreement;

      o the revocation or suspension of the license to practice medicine in New York State of any of the members of the medical group;

      o the surrender by all of the members of the medical group of their licenses to practice medicine in New York State;

      o     the filing of criminal charges against any member of the group;

      o     the death of all of the members of the medical group;

      o the mental or physical disability or incapacity of all members of the medical group that prevents them from rendering services for at least 15 days;

      o the failure of the medical group to practice medicine for a period of at least five days;

      o     the dissolution of the medical group's professional corporation;

      o     the bankruptcy or insolvency of the medical group;

      o any impermissible assignment by the medical group of its obligations under the agreement; or

      o any material breach of the agreement by the medical group that is not cured within 45 days after we give notice of breach, or a longer period if the breach will take longer than 45 days to cure.

      The agreement is terminable by the medical group only upon a material breach of the agreement by us that is not cured by us within 180 days after notice of the breach has been given by the medical group.

      The agreement also includes provisions requiring the parties to keep confidential any proprietary information of the other party and prohibits the members of the medical group from competing with us or inducing any of our employees to leave us.

      The agreement provides that in the event the corporate practice of medicine in New York becomes lawful we will have the right to purchase the medical group's professional practice for $100.

      In March 2001, we entered into an addendum to the management/license agreement with Stanley E. Order, M.D., P.C., to clarify that the medical group is obligated to continue its research relating to our nuclear pharmaceutical technologies and that all right, title and interest in and to any and all improvements to the nuclear pharmaceutical technologies that derive from the medical group's research belong to ISI.


      Neurosurgery / Neuro-Oncology Research Group


      In November 1999, we entered into a 30-year management/license agreement with Mitchell E. Levine, M.D., P.C., d/b/a Center for Neuro-Oncology. Dr. Mitchell Levine is a neurosurgeon with nearly two decades' experience in the surgical management of patients with malignant brain tumors. He is currently the Director of Neurosurgery at New York Hospital, Queens, an attending physician at North Shore University / Long Island Jewish Hospital, and a Clinical Assistant Professor in the Department of

Neurosurgery at New York University. Dr. Mitchell E. Levine is the only member of Mitchell E. Levine, M.D., P.C. Dr. Levine also heads Levine, Overby, Hollis & Eisenberg, a four-physician private medical group located in Great Neck, New York. We do not have any relationship with Levine, Overby, Hollis & Eisenberg.

      Neuro-oncology is the study of tumors of the brain and spinal cord. Neurosurgery is surgery performed on the brain or the spinal cord. A surgeon who performs neurosurgery is a neurosurgeon.

      Pursuant to the agreement with Mitchell E. Levine, M.D., P.C., we provide the medical group with access to research laboratories and treatment facilities of the Center for Molecular Medicine and the Center for Medical Oncology on an as-needed basis, and provides all necessary supplies, including the components of the nuclear pharmaceuticals. We also provide the medical group with all clerical personnel and other non-medical personnel necessary to manage the group's practice and research activities. Pursuant to the agreement, we also license to the group the methods for treating solid tumor cancers covered by patents Nos. 5,424,288, 5,538,726 and 6,074,626 and provide the group with a range of consulting and practice management services, including billing and collection.

      The management/license agreement with Mitchell E. Levine, M.D., P.C., provides that the medical group will pay us license fees on a monthly basis and management fees on a weekly and monthly basis. The weekly management fees cover consulting, billing and collection services and medical supplies. The monthly management fees cover treatment and laboratory space, furnishings and equipment, clerical services and staff and managerial and administrative services. The weekly management fees are equal to our actual costs plus a percentage of such costs as a markup. The weekly fee markup and the monthly license and management fees are set each year in advance by mutual agreement of the parties. The monthly fees are a fixed amount determined each year at the beginning of the year. If an understanding cannot be reached on new fees, then the fees are increased by two factors: the cost of living adjustment as determined by the U.S. Department of Labor and our reasonable evaluation as to any increase in its costs. We billed the medical group fees of $73,822 in 2000. The fees billed in 2000 included $14,400 of license fees. The medical group paid us $4,335 in 2000 against the fees billed. We expect that the balance will be paid as the medical group receives payment for its services from its patients and their insurance companies. For 2001, the medical group is obligated to pay us a monthly fee of $1,500. The monthly fee includes a management fee of $300 and a license fee of $1,200 for the license of the colloidal P32/MAA technology. The monthly license fee for the radioactive cisplatin technology has not yet been set. This fee will be determined before clinical trials of this technology commence.

      We may terminate the management agreement upon the following events:

            o the failure of the medical group to pay any fee required under the agreement;

            o the failure of the medical group to repay any working capital advances made by us;

            o the failure of the medical group to maintain professional liability insurance as required by the agreement;

            o the revocation or suspension of the license to practice medicine in New York State of any of the members of the medical group;

            o the surrender by any member of the medical group of his or her license to practice medicine in New York State;

            o the filing of criminal charges against any member of the group;

            o     the death of any member of the medical group;

            o the mental or physical disability or incapacity of any member of the medical group that prevents the member from rendering services for at least 15 days;

            o the failure of the medical group to practice medicine for a period of at least 120 consecutive days;

            o the dissolution of the medical group's professional corporation;

            o     the bankruptcy or insolvency of the medical group;

            o any impermissible assignment by the medical group of its obligations under the agreement; or

            o any material breach of the agreement by the medical group that is not cured within 30 days after we give notice of breach, or a longer period if the breach will take longer than 30 days to cure.

      The agreement is terminable by the medical group only upon a material breach of the agreement by ISI that is not cured by us within 135 days after notice of the breach has been given by the medical group.

      The agreement also includes provisions requiring the parties to keep confidential any proprietary information of the other party and prohibits the members of the medical group from competing with us or inducing any of our employees to leave us.

      The agreement provides that in the event the corporate practice of medicine in New York becomes lawful we will have the right to purchase a 50% ownership interest in the medical group's professional practice for $100.

      In March 2001, we entered into an addendum to the management/license agreement with Mitchell E. Levine, M.D., P.C., to clarify that the medical group is obligation to continue its research relating to our nuclear pharmaceutical technologies and that all right, title and interest in and to all improvements to the nuclear pharmaceutical technologies that derive from the medical group's research belong to ISI.


      In January 2000, the Center for Neuro-Oncology, in conjunction with Dr. Wayne Court and the Center for Molecular Medicine, commenced National Cancer Institute listed clinical trials using our patented nuclear isotope delivery technique in recurrent glioblastoma-multiforme, a lethal form of brain tumor. We have licensed our patents to the Center for Neuro-Oncology. The treatments are being performed at Long Beach Medical Center, Long Island, New York. The hospital has purchased and installed stereotaxic framing equipment to accommodate the procedure.

      Medical Oncology / Hematology Research Group


      In August 2000, we entered into a 30-year management/license agreement with New York Medical Oncology, P.C., d/b/a Center for Medical Oncology. The Center for Medical Oncology, which occupies space on the second floor of 700 Stewart Avenue in Garden City, New York, specializes in medical oncology and hematology. Medical oncology is the treatment of cancer through chemotherapy. Hematology is the treatment of diseases of the blood stream and bone marrow. We commenced our management of this research group on September 1, 2000.


      Dr. Ira Braunschweig, the group's principal physician, is a research-oriented medical oncologist trained at New York University School of Medicine. He completed a dual residency at Memorial Sloan Kettering Cancer Center and North Shore University Hospital in New York and was a post-graduate fellow and instructor of medicine at the M.D. Anderson Cancer Center at the University of Texas until

September 2000, when he returned to New York to head New York Medical Oncology, P.C., conduct research, and participate in clinical studies of our nuclear pharmaceuticals.

      Pursuant to the agreement with New York Medical Oncology, P.C., we provide the medical group with a fully equipped and furnished research laboratory and treatment space and all necessary supplies, including the components of the nuclear pharmaceuticals. We also provide the medical group with all clerical personnel and other non-medical personnel necessary to manage the group's practice and research activities. Pursuant to the agreement, we also license to the group the methods for treating solid tumor cancers covered by Patents Nos. 5,424,288, 5,538,726 and 6,074,626 and provide the group with a range of consulting and practice management services, including billing and collection.

      The management/license agreement provides that the medical group will pay us license fees on a monthly basis and management fees on a weekly and monthly basis. The weekly management fees cover consulting, billing and collection services and medical supplies. The monthly management fees cover treatment and laboratory space, furnishings and equipment, clerical services and staff and managerial and administrative services. The weekly management fees are equal to our actual costs plus a percentage of such costs as a markup. The weekly fee markup and the monthly license and management fees are set each year in advance by mutual agreement of the parties. If an understanding cannot be reached on new fees, then the fees are increased by two factors: the cost of living adjustment as determined by the U.S. Department of Labor and our reasonable evaluation as to any increase in its costs. We billed the medical group $145,483 in fees during 2000. The fees billed in 2000 included $43,100 of license fees. The medical group has not yet paid us any portion of the fees billed. We expect that the fees will be paid as the medical group receives payment for its services from its patients and their insurance companies. For 2001, the medical group is obligated to pay us a monthly fee of $5,900. The monthly fee includes a management fee of $4,200 and a license fee of $1,700 for the license of the colloidal P32/MAA technology. The monthly license fee for the radioactive cisplatin technology has not yet been set. This fee will be determined before clinical trials of this technology commence.

      We may terminate the management/license agreement upon the following events:

      o the failure of the medical group to pay any fee required under the agreement;

      o the failure of the medical group to repay any working capital advances made by us;

      o the failure of the medical group to maintain professional liability insurance as required by the agreement;

      o the revocation or suspension of the license to practice medicine in New York State of any of the members of the medical group;

      o the surrender by any member of the medical group of his or her license to practice medicine in New York State;

      o     the filing of criminal charges against any member of the group;

      o     the death of any member of the medical group;

      o the mental or physical disability or incapacity of any member of the medical group that prevents the member from rendering services for at least 15 days;

      o the failure of the medical group to practice medicine for a period of at least 120 consecutive days;

      o     the dissolution of the medical group's professional corporation;

      o     the bankruptcy or insolvency of the medical group;

      o any impermissible assignment by the medical group of its obligations under the agreement; or

      o any material breach of the agreement by the medical group that is not cured within 30 days after we give notice of breach, or a longer period if the breach will take longer than 30 days to cure.

      The agreement is terminable by the medical group only upon a material breach of the agreement by us that is not cured by us within 135 days after notice of the breach has been given by the medical group.

      The agreement also includes provisions requiring the parties to keep confidential any proprietary information of the other party and prohibits the members of the medical group from competing with us or inducing any of our employees to leave us.

      The agreement provides that in the event the corporate practice of medicine in New York becomes lawful, we will have the right to purchase a 95% ownership interest in the medical group's professional practice for $100.

      In March 2001, we entered into an addendum to the management/license agreement with New York Medical Oncology, P.C., to clarify that the medical group is obligated to continue its research relating to our nuclear pharmaceutical technologies and that all right, title and interest in and to any and all improvements to the nuclear pharmaceutical technologies that derive from the medical group's research belong to ISI.

      We hope to capture significant additional revenue for our managed medical groups through medical oncology referrals that they presently outsource. In addition, we hope that our management relationship with New York Medical Oncology P.C. will help the other medical groups we manage improve their research data, quality care and patient control by integrating their different fields of study.


      Long Beach Medical Center


      We are currently formulating a plan that should allow us to negotiate a multi-level agreement with Long Beach Medical Center, Long Island, New York, to sublease areas within the hospital for use by our research medical groups and to aid Long Beach Medical Center in a fundraising effort. Long Beach Medical Center has agreed in principle to allow us to sublease an area within the hospital, which will be designated as leased research and treatment space for our medical oncology research group, New York Medical Oncology, P.C. We may also make our physician researchers available for speaking engagements, with a view towards raising funds for Long Beach Medical Center in order to establish a "state of the art" cancer center. We intend to supply Long Beach Medical Center with a list of potential contributors for this project. We cannot assure you, however, that we will be able to obtain a definitive agreement with Long Beach Medical Center.

      The management of medical research groups is subject to sophisticated and complicated governmental regulation. The regulations are susceptible to varying interpretations. Although we have engaged outside counsel on numerous occasions in the past, especially for our medical research group management agreements, there can be no assurance that we are in compliance with these regulations as they are, or may be, interpreted in the future by governmental authorities. Any such adverse interpretations could have a material adverse effect on our business to business operations and financial condition.


      We cannot assure you that our existing or future management agreements will lead to the development of technology candidates or technologies with commercial potential, that we will be able to obtain proprietary rights or licenses for proprietary rights for our product candidates or technologies developed in connection with these arrangements, or that we will be able to protect the confidentiality of proprietary rights and information developed in such arrangements or prevent the public disclosure thereof.

Third Party Pharmaceutical Clinical Trials


      The Center for Molecular Medicine has recently been approved as a site for ImClone Systems Inc.'s national clinical trials of Cetuximab (C225). Cetuximab is an antibody that is made by immunizing animals against a particular material. In the ImClone study, the animals are being immunized against epidermoid growth factor. Epidermoid growth factor is a material that feeds cancer by feeding a site on the cancer cell called the epidermoid growth factor site. Cetuximab, also called C225, blocks the epidermoid growth factor sector, thereby blocking the nutrition of the cancer cell. Blocking the nutrition of the cancer cell helps kill the cancer when combined with drugs or radiation. ImClone is conducting a Phase III Cetuximab study for patients with locally advanced squamous cell cancer of the head and neck. Squamous cells are one of the three types of cells found in the human body. Squamous cells are small and scale-like and exist in the skin and esophagus, among other places. The Center for Molecular Medicine has executed a clinical study agreement with ImClone to serve as a site for this study. The Center for Molecular Medicine began to accrue patients for the study in January 2001.

      The Center for Medical Oncology has recently been approved as a site for Dendreon Corporation's national clinical trials. The Center for Medical Oncology is currently seeking patients for an immune therapy study sponsored by Dendreon. This is a Phase III study for patients with hormone refractory prostate cancer. Prostate cancer is normally inhibited by the reduction of male hormones called testosterone. Hormone refractory prostate cancer is cancer that is no longer dependent on the presence of testosterone for growth and for which therapy directed against testosterone is no longer effective. The Center for Medical Oncology has executed a clinical study agreement with Dendreon Corporation to serve as a site for this study.

      In addition, the medical groups we manage hope to collaborate with several other pharmaceutical companies. Nevertheless, the medical groups may not be able to obtain agreements to participate in additional third party clinical trials. Participation in third-party clinical trials enhances the stature of the medical groups in the medical research community and increases the revenues earned by the medical groups. We do not receive any direct compensation as a result of the medical groups' participation in third party clinical trials. However, the third party clinical trials present the medical groups with the opportunity to earn additional income, and this additional income may be factored into the annual review of the fees we are paid by the medical groups. The applications for approval to participate in third party clinical trials are made by the medical groups. Typically, the approval process consists of an inspection of the site by representatives of the third party pharmaceutical company.

      The testing, manufacturing, marketing and distribution of biopharmaceutical products carry material risk of product liability. Although the medical groups we manage each carry medical malpractice insurance, none of the medical groups currently has product liability or clinical studies liability insurance. Lack of or inadequate insurance coverage may harm our business if there is a successful product liability claim against one or more of the medical groups.


Business Strategy

      We hope to accomplish the following short-term goals:

      o Continue to help our medical groups accrue patients and conduct FDA clinical trials for our P32/MAA technology.

      o     Commence clinical trials for radioactive cisplatin.


      o Help the medical groups that we manage achieve their revenue capacities in order to fund research. We intend to accomplish this by launching a public relations and radio advertising campaign on their behalf, in select United States markets.

      o Enable the medical groups that we manage to perform oncology research and treatment that they have been outsourcing by constructing a state of the art medical oncology suite in space leased from Long Beach Medical Center.


      o Upgrade and further develop the existing website that we have created for the medical groups we manage, located at http://www.cancerhelpcenter.com. We are enhancing this website to describe the various types of research and treatment offered by the medical research groups we manage. We anticipate that the website will be made interactive to help the medical groups attract patients for the ongoing clinical trials.


      o Develop a second, corporate website using the registered domain name http://www.isotopesolutions.com. We are actively working with a web design group to produce a corporate website to disseminate information about our corporation, and its technologies and management clients, over the Internet. In addition, we intend to translate both our corporate and medical research websites into foreign languages to obtain similar information and exposure in Asia and the Middle East.

      o     Expand clinical trial activities for major pharmaceutical companies.

      We intend to remain focused on the following long-term goals:


      o Establish the efficacy of radioactive cisplatin and establish a marketing and distribution partnership with a major pharmaceutical company.

      o Develop colloidal P32/MAA kits and a physician-training program to license to other cancer centers and hospitals.


      o Research and develop new therapeutic nuclear pharmaceuticals and technologies.

      o Expand our relationship with Long Beach Medical Center to provide cutting edge cancer treatment facilities for lease to managed medical groups in order to accelerate our research and bring our drugs and delivery systems to market.


      o Contract with additional medical groups in urology and interventional radiology to conduct clinical trials in the treatment of prostate cancer and liver cancer. Urology is the study of the genitourinary system, which is comprised of the kidneys, bladder and prostate (in males). Specialists in this area are surgeons who have studied the urologic system, kidneys, bladder, prostate and have specialized in the management of these organs by surgical and other means. Radiology is the use of radiation to detect and diagnose abnormal conditions. Interventional radiology is a subspecialty in which the expertise of the physician is directed toward using instruments to either biopsy, that is obtain tissue, or place various objects into the human system. For example, an interventional radiologist would be skilled in placing a needle in a pancreas cancer to obtain tissue for diagnosis.


Patents and Proprietary Rights

      We believe that adequate protection of our proprietary technology is a vital aspect of our business activities. Consequently, we pursue patent protection for our proprietary technology in the United States and in foreign countries to the extent we deem necessary to protect development of our technologies.


      We own three U.S. patents covering our nuclear pharmaceutical technologies:

      Patent No. 5,424,288, for proprietary technology regarding use of a "Method of Treating Solid Tumor Cancers Utilizing Macro Aggregated Proteins and Colloidal Radioactive Phosphorous," was issued to Dr. Stanley E. Order on June 13, 1995, and assigned to ISI by Dr. Order in March 1999. The application for this patent was a continuation-in-part of application Ser. No. 08/183,463, filed on Jan. 19, 1994, entitled "Method and Compositions for Delivering Cytotoxic Agents to Cancer."

      Patent No. 5,538,726, for proprietary technology regarding a "Method and Compositions for Delivering Cytotoxic Agents to Cancer," was issued to Dr. Order on July 23, 1996 and assigned by Dr. Order to ISI in August 2000.

      Patent No. 6,074,626, for proprietary technology regarding use of "Radioactive Cisplatin in the Treatment of Cancer," was issued to Dr. Order on June 13, 2000. Dr. Order previously assigned the application for this patent to ISI in March 1999.

      Our success depends in part upon our ability to obtain and maintain rights to our nuclear pharmaceuticals. We rely on our patents, trade secrets and trademarks to protest our proprietary rights. It is possible that competitors may infringe our patents or successfully avoid them through design innovation. The cost of litigation to uphold the validity of our patents and to prevent infringement could be substantial and the litigation may consume time and other resources. Some of our competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. Moreover, there is a risk that a court would decide that our patents are not valid and that we do not have the right to stop a competitor from using our technologies. There is also the risk that, even if the validity of our patent were upheld, a court would refuse to stop the other party on the ground that its activities do not infringe our patents. Policing unauthorized use of our intellectual property is difficult and expensive, and we may be unable to prevent misappropriation of our proprietary rights.


Government Regulation


      United States and international government regulation of the biopharmaceutical industry is a significant factor in our activities, particularly our research and development activities. In the United States the Food and Drug Administration oversees clinical testing, manufacturing, marketing approval and promotion of our products for human therapeutic use through rigorous mandatory procedures and safety. The FDA requires satisfaction of several procedures before it will approve a pharmaceutical product for sale in the United States. These include preclinical tests, submission of an application for an Investigational New Drug which must become effective before commencing human clinical trials, thoroughly documented and supervised human clinical trials to determine drug safety and efficacy in its intended application, submission and acceptance of a New Drug Application in the case of drugs, or a

Biologics License Application in the case of biologics, and approval of the New Drug Application or Biologics License Application before commercial sale or shipment of the drug or biologic. Biologics are materials derived from natural biology and used in the treatment of humans. Each domestic drug manufacturer also must be registered or licensed with the FDA. Domestic manufacturers are also subject to inspections by the FDA and by other federal, state and local agencies and must comply with the FDA's Good Manufacturing Practices.


      Clinical trials are typically conducted in three sequential phases, which may overlap. Phase I clinical studies test dosage and tolerance upon initial introduction of the drug to humans. Phase II clinical studies document evaluation of drug safety and efficacy. Phase III trials document large-scale evaluation of drug safety and efficacy and typically use much larger patient pools, depending on the type of marketing approval that is sought.

      Clinical testing and the FDA approval process for a new product usually lasts several years and involves substantial financial and other resources. The FDA may grant approval of a drug for a particular indication or may grant approval pending further post-marketing testing. In addition, further clinical studies may be required to provide additional safety data or to gain approval for a product application that is different from the product application that was approved originally.


      International biopharmaceutical product sales and distribution are subject to widely varying regulatory requirements. Generally, the European Union has coordinated its member states' common standards for clinical testing of new drugs. Due to differences in regulatory restrictions in the European Union and other foreign jurisdictions, the time required to obtain regulatory approval from a foreign country's regulatory agencies may be longer or shorter than that required for FDA approval.

      The health care industry is subject to extensive federal, state and local laws and regulations that are not always clear or consistently applied, and compliance may impose a burden on our operations. Violation of applicable laws or regulations or involvement in any judicial or regulatory proceeding, regardless of its merit, could have a material adverse affect on our business, operating results and financial condition. Government legislation regulating health care may materially affect the biopharmaceutical industry's profitability. Federal, state and local officials and legislators, as well as foreign government officials and legislators, have discussed a variety of health care system reforms that may affect our revenues. Changes in government regulation of the health care system could harm our business.


Competition


      Competition in the biopharmaceutical industry and the cancer treatment technology arena is intense. Factors such as technology performance, patient compliance, physician acceptance, ease of use, safety, price, marketing, distribution and adaptability of administration are crucial to capturing market position in our industry. Competition may also be based on other companies' development of alternative products and approaches for the treatment, diagnosis or prevention of the same diseases as our products.


      Competition from other companies is affected by scientific and technological factors, the availability of patent protection, the ability to commercialize technological developments, the ability to obtain government approval for testing, manufacturing and marketing and the economic factors resulting from the use of those products. Many companies, both public and private, including well-known pharmaceutical and chemical companies, virtually all of which have greater capital resources than we do, are seeking to develop cancer treatment technologies similar to ours. In addition, colleges, universities, and public and private research institutions are similarly seeking to establish proprietary rights to these product technologies.


      We have long-term management/license agreements with each of the groups that we manage. Because of the change in the focus of our business from medical group management to the development of our nuclear pharmaceuticals, we do not intend to enter into management/license agreements with any additional medical groups. Our managed medical groups have limited ability to terminate their management/license agreements with us. However, in the event one or more of our relationships with the medical groups we manage is terminated, we may be required to offer our services to other medical groups. In such event, we would face competition from other providers of medical management services, including hospitals and established groups of physicians willing to acquire the practices of other physicians. If one or more of our existing management/license agreements is terminated and we are unable to enter into management/license agreements with other medical groups, we could lose a significant portion of our operating revenues and our ability to develop our nuclear pharmaceutical technologies could be impaired.

      We face established and well-funded competition from other companies developing cancer treatment technologies. More specifically, we face competition from other companies developing nuclear pharmaceuticals and radio-pharmaceuticals for therapeutic purposes. Radio-pharmaceuticals include nuclear pharmaceuticals, which are drugs that are made radioactive by attaching or creating an isotope to the drug, and drugs that are made radioactive by bombarding them with radiation. These competitors include NeoRx Corporation, Cytogen Corporation, and MDS Nordion. These companies generally use yttrium-90 based delivery systems for treatment of various cancers. To our knowledge, we have no competitors that are developing nuclear or radio-pharmaceuticals that parallel our technologies.


      Many of our competitors are more familiar with pre-clinical and clinical product development, as well as government regulatory processes, than we are. The biopharmaceutical products that we are developing compete with existing and new drugs designed by established pharmaceutical, chemical, and academic entities worldwide. Our competitors may have, or may develop and introduce, new products that would render our technologies and products under development less competitive, uneconomical or obsolete. Our failure to compete effectively may materially and adversely affect our business, operating results, and financial condition.

Marketing


      We currently promote our services through our managed research medical groups' activities and their joint website, www.cancerhelpcenter.com, which receives approximately 10,000 hits per week.


      The medical research groups that we manage have treated over 500 patients in the last three years. We intend to increase marketing efforts to help these research groups achieve greater market recognition.

      We are in the process of upgrading and further developing the website that we have created for our physician research groups, located at http://www.cancerhelpcenter.com. We are enhancing this website to reflect the multi-modality research and treatment being offered by our medical research groups. We anticipate that the website will be made interactive to assist in national and international patient accrual for the ongoing clinical trials. In addition, we intend to translate our medical website into foreign languages to obtain similar information and exposure in Asia and the Middle East.

      We are developing a second, corporate website using the registered domain name http://www.isotopesolutions.com. We are working with a web design group to produce a corporate website, to disseminate information about our corporation, and its technologies and management clients, over the Internet. We intend to use this website to obtain market and user information about our technologies and potential management clients. We plan to pursue contracts with various companies and consultants to increase visibility of its management services on major Internet search engines. We also intend to translate our corporate website into foreign languages to gather and disseminate market information regarding our technologies and potential management clients in Asia and the Middle East.


      We plan to market our nuclear pharmaceutical technologies through the distribution of kits, establishment of training centers and by licensing the technologies for use by physicians. We cannot begin marketing these technologies until they are approved by the FDA.


      We have limited experience in marketing biopharmaceutical products. We cannot assure you that we will be able to expand our marketing capabilities successfully. Our inability to establish adequate marketing capabilities may materially and adversely affect our business operations.

Employees

      We have two full-time management employees, three full-time administrative employees and one part-time administrative employee. None of our employees is currently covered by a collective bargaining agreement. We believe that our relations with our employees are good.

Properties


      Through ISI, we lease 1,533 square feet of office space on the second floor of 700 Stewart Avenue, Garden City, New York. The monthly rent is $4,675 and the lease expires in April 2003. We also pay a licensing fee of $25,000 per month to Nassau Radiologic Group, P.C., for the use of its equipment, office space and technical support staff at 700 Stewart Avenue (main floor), and at 765 Stewart Avenue, Garden City, New York. This fee is reviewed annually. Nassau Radiologic Group is one of the largest diagnostic and therapeutic radiology facilities in the New York metropolitan area. Our licensing agreement with Nassau Radiologic Group permits us to utilize their full resources in order to perform our managed research medical groups' treatment protocols.


Legal Proceedings

      We are not currently involved in any material litigation or legal proceedings and we are not aware of any potentially material litigation or proceeding threatened against us.

                              SELLING SHAREHOLDERS

      The following table sets forth:

      o The number of shares currently beneficially owned by each selling shareholder,

      o The number of shares owned by each of them being offered for sale in this prospectus, and

      o The number of shares to be owned by each selling shareholder after the sale of all of the shares offered by this prospectus.

      None of the selling shareholders has had any position, office or other material relationship with us within the past three years other than as a result of the ownership of our shares or other securities of ours, except that:

      o     Jay Haft is one of our directors;

      o G-V Capital Corp. acted as the exclusive private placement agent for the private placement in September 2000 in which we raised $2,100,000 of gross proceeds;

      o Richard Friedman and Jeff Markowitz introduced EDG Capital to ISI and received a finder's fee in connection with EDG Capital's acquisition of ISI;

      o     Davis & Gilbert LLP is our corporate and securities counsel;

      o Edwin Green was the president, treasurer and chairman of EDG from its inception until January 1997;

      o Linda Green was a director of EDG Capital from its inception until September 2000 and the president and treasurer of EDG Capital from January 1997 to September 2000;

      o Seth Green was a director of EDG Capital from its inception until September 2000; and

      o Lawrence Kaplan and Stanley Kaplan are principals and executive officers of G-V Capital Corp.

      The information included below is based on information provided by the selling shareholders. The table has been prepared on the assumption that all shares of common stock offered hereby will be sold.


                                                                     Shares
                                       Shares                        Owned
                                    Owned Before       Shares        After
Name                                  Offering        Offered       Offering
----                                  --------        --------      --------
Jerry Agam                             25,000          25,000              0
Ender Agirnasli, Trustee,              25,000          25,000              0
    Apparel Trading
    International, Inc.
    Retirement Trust
David Baron                            12,500          12,500              0
Nancy Barrick                          45,147          40,000          5,147
Andrew M. Blum                         10,000          10,000              0
Michael Brier                           5,000           5,000              0
Brent Burns and Erin McCoy             12,500          12,500              0
Ross J. Burns                          12,500          12,500              0
Steven C. Burns                        98,186          98,186              0
William Paul Campanile                  5,000           5,000              0
Mary Ann Casale                         5,000           5,000              0
Sandra Chiat                           25,000          25,000              0
Daniel J. Crowley                      37,500          37,500              0
Dennis D'Mato                          10,000          10,000              0
Richard Feldman                       200,000         200,000              0
Lawrence K. Fleischman                 62,000          62,000              0
Diane Friedman                          5,000           5,000              0
Richard Friedman                      384,267(1)      354,898(1)      29,369
Galt Asset Management LLC              75,000          75,000              0
Scott Gottesman                        20,000          20,000              0

Edwin Green                            15,439          15,439              0
Linda Green                            35,439          35,439              0
Seth Green                              1,287           1,287              0
Denis J. Guerin                         5,000           5,000              0
Jay Haft                               50,000(2)       50,000              0(2)
France Harvey                           5,000           5,000              0
Andrew M. Kaplan                       91,463          91,463              0
David Kaplan                           40,000          40,000              0
Eileen A. Kaplan                      280,000         280,000              0
Jerry Kaplan                           40,293          30,000         10,293
Lawrence Kaplan                       441,283(3)      421,704(3)      19,579
Lawrence and Helaine Kaplan            18,000          18,000              0
Michelle Kaplan                        30,000          30,000              0
Robert and Christi Kaplan              30,000          30,000              0
Stanley A. Kaplan                      29,579(3)       10,000(3)      19,579
Stephen B. Kaplan                      40,000          40,000              0
Anne S. Klein                          11,658          11,658              0
Stewart L. Krug                        10,000          10,000              0
Gary Kusiak and Edward Kusiak          10,000          10,000              0
Gary Kusiak                             5,000           5,000              0
Karen E. Lalli                          5,000           5,000              0
Jack Lambert                           10,000          10,000              0
Melvin Lax                             25,000          25,000              0
Michael J. Lemondes                    10,000          10,000              0
June Levine                             5,000           5,000              0
Mitchell Levine                        25,000          25,000              0
Elysa B. and Harry Levinson            12,500          12,500              0
KKC LLC                                60,000          60,000              0
Richard and Nechama Lowinger           25,000          25,000              0
Jeffrey Markowitz                     309,267(1)      279,898(1)      29,369
Michael Miller                         62,000          62,000              0
Earnco MPPP                            12,500          12,500              0
Camellia and Fahed Nammour             10,000          10,000              0
Neil Ragin                             30,147          25,000          5,147
Edmond and Anne J. O'Donnell           81,579(4)       62,000         19,579(4)
Pyrenees Capital Limited               25,000          25,000              0
Leo and Phyllis Rishty                 10,000          10,000              0
Alfred A. Romano                       50,000          50,000              0
Ann Denise Rubino                       5,000           5,000              0
Lawrence J. and Camille S.             30,000          30,000              0
    Rubenstein
David Silberstein                      25,000          25,000              0
Leonard and Carole Silverman           25,000          25,000              0
Sheldon Sinett                          5,000           5,000              0
Todd Sinett                             5,000           5,000              0
Charles and Linda Sobel                12,500          12,500              0
Donald Tuck                            20,000          20,000              0
Pasquale N. Tullo                      25,000          25,000              0
Hal Tunick                             37,500          37,500              0
Ursuline Co.                           50,000          50,000              0

Wayne S. Court, Trustee for            25,000          25,000              0
    Wayne S. Court Living Trust
    dated 4/8/94
Peter Wolf                            105,147         100,000          5,147
G-V Capital Corp.                      55,797(5)       55,797(5)           0
Davis & Gilbert LLP                    63,387          63,387              0
Moreton Binn                          216,987         216,987              0


----------
(1) Includes 27,898 shares of common stock issuable upon exercise of currently exercisable warrants that expire on September 25, 2005. The exercise price of the warrants is $0.8065 per share.
(2) Does not include 30,000 shares of common stock issuable upon exercise of options that are not currently exercisable.
(3) Does not include 55,797 shares of common stock issuable upon exercise of warrants held by G-V Capital Corp., of which Mr. Kaplan is a principal.
(4)   Edmond O'Donnell is the sole owner of 19,579 of these shares.
(5) Includes 55,797 shares of common stock issuable upon exercise of currently exercisable warrants that expire on September 25, 2005. The exercise price of the warrants is $0.8065 per share.

                              PLAN OF DISTRIBUTION

      The shares are being registered in order to facilitate their sale from time to time by the selling shareholders, or by their transferees or other successors, as market conditions may permit. The selling shareholders have not entered into any underwriting arrangements. We are unable to predict when, if at all, any of the selling shareholders will sell the shares, as sales will be made solely at the discretion of each selling shareholder. The sale of the shares by the selling shareholders and/or their transferees or other successors may be effected in one or more transactions that may take place on the OTC Bulletin Board, in privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be sold by one or more of the following methods:

      o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      o face-to-face transactions between sellers and purchasers without a broker-dealer.

      In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. They may receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. The selling shareholders and brokers and dealers engaged by them and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

      In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this prospectus. There is no assurance that any selling shareholder will sell any or all of the shares described herein, and any selling shareholder may transfer, devise or gift such securities by other means not described herein.

      We have advised each of the selling shareholders that in the event of a distribution of its shares, the selling shareholders and any broker or dealer who participates in the distribution may be subject to applicable provisions of the Securities Exchange Act of 1934 and the related rules and regulations, including Regulation M.

      We have agreed to pay the filing fees, costs and expenses associated with the registration statement exclusive of underwriting discounts and selling commissions and fees and expenses of counsel to the selling shareholders, or any of them, but inclusive of fees relating to compliance with any state blue sky requirements.

      We have agreed to indemnify the selling shareholders, or their transferees or successors against certain liabilities, including liabilities under the Securities Act.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Section 722 of the Business Corporation Law of New York grants each New York corporation the power to indemnify its officers, directors, employees and agents against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. Our certificate of incorporation and bylaws provide for the indemnification of our officers, directors, employees and agents to the fullest extent permitted by the Business Corporation Law of New York. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling EDG Capital pursuant to the provisions of New York law and our certificate of incorporation and bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                   MANAGEMENT

      Our directors and executive officers are as follows:

      Name                       Age    Title
      ----                       ---    -----


      Jack Schwartzberg           66    Chief Executive Officer, President, and
                                        Chairman of the Board of Directors

      Shraga David Aranoff        33    Chief Operating Officer, Vice President,
                                        Treasurer and Director


      Jay M. Haft                 64    Director

      Stanley F. Barshay          61    Director

Jack Schwartzberg has served as our Chairman of the Board, Chief Executive Officer, and President since September 13, 2000. He has been Chairman of the Board, Chief Executive Officer and President of ISI since November 1997. He served as a Vice President of Complete Management, Inc., a New York Stock Exchange physician practice management company, from 1994 to June 1997 and as a marketing consultant to Complete Management, Inc. from June 1997 to October 1997. Mr. Schwartzberg was president and publisher of Madison Avenue Magazine and Runway New York Publishing Company from 1976 to 1993. Mr. Schwartzberg practiced law as a partner in the law firm of Schwartzberg & Sack from 1963 to 1976. He holds a J.D. degree from Brooklyn Law School and a B.A. degree from Hunter College. Mr. Schwartzberg was also a commissioned officer in the United States Navy, serving as Commanding Officer of the United States Naval Base in South Portland, Maine from 1957 to 1960.

Shraga David Aranoff has served as our Chief Operating Officer and Vice President and as a Director of EDG Capital since September 13, 2000 and as our Treasurer since September 25, 2000. He has been Chief Operating Officer and Vice President of ISI since August 1998. He served as a consultant to ISI from ISI's inception in November 1997 and joined ISI on a full-time basis in August 1998. Mr. Aranoff was Director of Medical / Legal Affairs for Complete Management, Inc. from October 1996 through July 1998. He was an attorney with the law firm of Slotnick, Shapiro & Crocker, LLP from August 1994 to September 1996. From 1991 to 1994, Mr. Aranoff was a law student. From 1989 to 1991 Mr. Aranoff was a programmer analyst for Goldman Sachs & Company. He holds a J.D. from Benjamin N. Cardozo School of Law and a B.S. degree, summa cum laude, in Computer Science from Brooklyn College.

Jay M. Haft has served as a director of EDG Capital since September 13, 2000. He has acted as a strategic and financial consultant for growth stage companies since 1993. He is also currently of counsel to Parker Duryee Rosoff & Haft, a law firm of which he was a partner from 1989 to 1994. He has been a managing general partner of GenAm "1" Venture Fund, an international venture capital fund, since 1988. He is a director of Robotic Vision Systems, Inc., NCTI Group, Inc., DCAP Group, Inc., Encore Medical Corporation, DUSA Pharmaceuticals, Inc., Oryx Technology Corp. and Thrift Management, Inc. He is a Trustee of Florida International University and a Trustee of the Wolfsonian Museum. He is a graduate of Yale College and Yale Law School.


Stanley F. Barshay has served as a director of EDG Capital since January 15, 2001. He retired in 1997 as Senior Vice President of American Home Products Corporation, where he was employed for 32 years in various capacities. He was President of the Whitehall Laboratories division of American Home Products Corporation from 1978 to 1986. He served as Vice President of American Home Products Corporation from 1975 to 1977. He was the President of its Boyle-Midway Household Products Corporation subsidiary from 1972 to 1974 and he held various other positions with Boyle-Midway from 1964 to 1971. He holds a B.S. in Business Administration from Long Island University. Mr. Barshay serves on the Executive Committee of the Board of Trustees of Long Island University. He also serves on the Board of Directors of Nice-Pak Corp. and J.C.C.A.


                             EXECUTIVE COMPENSATION

      The following table sets forth certain information with respect to the compensation paid to our Chief Executive Officer for services rendered by him in all capacities for the fiscal years ended December 31, 2000, 1999 and 1998 and to our Chief Operating Officer for services rendered by him in all capacities for the fiscal year ended December 31, 2000. There were no other executive officers whose total annual salary and bonus exceeded $100,000 for those fiscal years. We sometimes refer to Messrs. Schwartzberg and Aranoff in this prospectus as the Named Executive Officers.

      --------------------------------------------------------------------
                                Annual Compensation
      --------------------------------------------------------------------
                                                              Other Annual
      Name and Principal                    Salary    Bonus   Compensation
      Position                   Year         ($)      ($)         ($)
      --------------------------------------------------------------------
      Jack Schwartzberg          2000       200,000     -       29,161(1)
      Chairman, CEO and          1999       200,000     -       30,673(1)
      President                  1998       200,000     -       28,167(1)
      --------------------------------------------------------------------
      Shraga David Aranoff       2000       103,333     -       22,081(1)
      Chief Operating Officer,
      Vice President and
      Treasurer
      --------------------------------------------------------------------

      ----------

      (1) Includes costs associated with a leased automobile and health benefits package.

Stock Option Grants

      The following table sets forth certain information about stock options granted during 2000 to the Named Executive Officers.

-------------------------------------------------------------------------------------------
                      Number of Securities   Percent of Total
                       Underlying Options   Options Granted to    Exercise     Expiration
         Name               Granted         Employees in 2000   Price ($/Sh)      Date
-------------------------------------------------------------------------------------------
Jack Schwartzberg           175,000               57.8%            $.8872       09/13/05
-------------------------------------------------------------------------------------------
Shraga David Aranoff        100,000               33.0%            $.8065       09/13/10
-------------------------------------------------------------------------------------------

Stock Option Exercises and Holdings

      The Named Executive Officers did not exercise any options in 2000. The following table sets forth the number of shares of common stock underlying unexercised options held by the Named Executive Officers at December 31, 2000. At December 31, 2000, neither Named Executive Officer held any "in-the-money" stock options.

            ----------------------------------------------------------
                                     Number of Securities Underlying
                                   Unexercised Options at December 31,
            Name                      2000 Exercisable/Unexercisable
            ----------------------------------------------------------
            Jack Schwartzberg                   0/175,000
            ----------------------------------------------------------
            Shraga David Aranoff                0/100,000
            ----------------------------------------------------------

Directors' Compensation

      All directors are reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Directors are also eligible to be granted options to purchase shares of our common stock under our 2000 Long-Term Incentive Plan. Other than with respect to participation in the Plan and reimbursement of expenses, directors who are employees or officers or who are associated with EDG Capital do not receive compensation for service as directors.

Employment Agreements

      Effective September 8, 2000, EDG Capital and Jack Schwartzberg entered into an employment agreement for a term ending on September 7, 2003, subject to automatic extension thereafter until either party gives 180 days' advance notice of termination to the other party. The employment agreement provides for an annual salary of $200,000, a cash bonus based on performance in an amount to be determined by our board of directors, the grant of options to purchase 175,000 shares of our common stock at a price of $.8872 per share under the 2000 Long-Term Incentive Plan, subject to the approval of the Plan by our shareholders, one leased automobile at our expense and participation in other executive and employee benefit programs if and when put into effect by us. Mr. Schwartzberg may be discharged for cause, including failure or refusal to perform his duties, misappropriation of our funds or property, the use of alcohol or illegal drugs in a manner that interferes with his duties to us, and conviction of a felony or a crime involving moral turpitude, dishonesty or theft. Mr. Schwartzberg may terminate the employment agreement for "good reason," including the assignment to Mr. Schwartzberg of any duties inconsistent with his position, our requiring him to be based at an office outside the New York City metropolitan area without his consent, a failure by us to comply with the compensation provisions of the agreement, any other material breach by us of the employment agreement, Mr. Schwartzberg's removal as a director or a change in control of EDG Capital (as defined in the employment agreement). If the employment agreement is terminated by Mr. Schwartzberg for good reason or by us other than for cause or at any time after the end of the initial term, Mr. Schwartzberg will be entitled to be paid his base salary and bonus through the later of September 7, 2004 or the 12-month anniversary of the date of termination, he will be entitled to continue to participate during such period in all executive and employee benefit programs, and his stock options will become fully vested. The employment agreement includes noncompete restrictions during its term and for 12 months thereafter and a confidentiality provision.

      Effective September 8, 2000, EDG Capital and Shraga David Aranoff entered into an employment agreement for a term ending on September 7, 2003, subject to automatic extension thereafter until either party gives 90 days' advance notice of termination to the other party. The employment agreement provides for an annual salary of $125,000, a cash bonus based on performance in an amount to be determined by our board of directors, the grant of options to purchase 100,000 shares of our common stock at a price of $.8065 per share under the 2000 Long-Term Incentive Plan, subject to the approval of the Plan by our shareholders, one leased automobile at our expense and participation in other executive and employee benefit programs if and when put into effect by us. Mr. Aranoff may be discharged for cause, including failure or refusal to perform his duties, misappropriation of our funds or property, the use of alcohol or illegal drugs in a manner that interferes with his duties to us, and conviction of a felony or a crime involving moral turpitude, dishonesty or theft. Mr. Aranoff may terminate the employment agreement for "good reason," including the assignment to Mr. Aranoff of any duties inconsistent with his position, our requiring him to be based at an office outside the New York City metropolitan area without his consent, a failure by us to comply with the compensation provisions of the employment agreement, any other material breach by us of the employment agreement, Mr. Aranoff's removal as a director or a change in control of EDG Capital (as defined in the employment agreement). If the employment agreement is terminated by Mr. Aranoff for good reason or by us other than for cause or at any time after the end of the initial term, Mr. Aranoff will be entitled to be paid his base salary and bonus through the later of September 7, 2003 or the three-month anniversary of the date of termination, he will be entitled to continue to participate during such period in all executive and employee benefit programs, and his stock options will become fully vested. The employment agreement includes noncompete restrictions during its term and for 12 months thereafter and a confidentiality provision.

2000 Long-Term Incentive Plan

      In September 2000, our board of directors adopted, subject to the approval of our shareholders, the EDG Capital, Inc. 2000 Long-Term Incentive Plan. The Plan was established to enable EDG Capital and its subsidiaries to attract, retain and motivate employees, directors and consultants. The Plan authorizes the grant of individual incentive stock options or non-qualified options to purchase shares of our common stock. The maximum number of shares that may be issued under the Plan is 1,247,983, subject to adjustment in the event of stock splits, stock dividends, stock splits, split-ups, spin-offs, combinations or exchanges or any other change affecting the common stock. Unless we terminate it earlier, the Plan will expire on December 31, 2010. Employees, directors, advisory board members or consultants of EDG Capital or a subsidiary of EDG Capital are eligible to receive options under the Plan. The Plan is administered by our board of directors, which determines the persons to whom awards will be granted, the number of options to be granted and the specific terms of each grant. Under the Plan, no incentive stock option may be granted having a term of more than 10 years and an exercise price less than the fair market value of our common stock on the date of grant, and no incentive stock option having a term of more than five years and an exercise price less than 110% of the fair market value of our common stock on the date of grant may be granted to a person who holds 10% or more of our outstanding common stock.

      As of the date of this prospectus, options to purchase an aggregate of 673,000 shares are outstanding under the Plan.

                             PRINCIPAL SHAREHOLDERS


      The following table sets forth as of April 4, 2001, the number of shares of common stock beneficially owned by:


      o each person who is known by us to be the beneficial owner of more than five percent of our common stock;

      o     each of our directors; and

      o     all directors and executive officers as a group.

                                            Amount and            Percentage of
                                              Nature               Outstanding
                                          of Beneficial          Shares Owned(3)
Name and Address of Beneficial Owner(1)   Ownership (2)   Before offering   After offering
---------------------------------------   -------------   ---------------   --------------
Jack Schwartzberg (4)                       1,476,311           13.4%            13.2%
Shraga David Aranoff (5)                      117,474            1.1%             1.1%
Jay M. Haft (6)                                50,000             *                *
Stanley F. Barshay (7)                              0             *                *
Bruce Baron                                 2,264,959           20.5%            20.3%
2509 Avenue U
Brooklyn, New York 11229
Robert G.M. Keating                         1,020,496            9.2%             9.1%
105 Sixth Street
Garden City, New York 11530
Dennis Shields                                783,158            7.1%             7.0%
15 South Baylis Avenue
Port Washington, New York 11050
All directors and officers as a group       1,643,785           14.9%            14.7%
(5 persons) (8)

----------
      *     Less than one percent.
      (1) The address of each of the persons named in the table, if not included under each person's name, is 700 Stewart Avenue, Garden City, New York 11530.
      (2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power for all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of common stock that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options or warrants or the conversion of convertible securities.
      (3) Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by the person (but not those held by any other person) and that are exercisable within 60 days of the date of this prospectus have been exercised or converted.
      (4) Does not include 175,000 shares subject to options that are not currently exercisable.
      (5) Does not include 100,000 shares subject to options that are not currently exercisable.
      (6) Does not include 30,000 shares subject to options that are not currently exercisable.
      (7) Does not include 30,000 shares subject to options that are not currently exercisable.
      (8) Does not include 335,000 shares subject to options that are not currently exercisable.

      Information contained in this table about stock ownership was obtained from our shareholders list, filings with governmental authorities, or from the named individuals, directors and officers.

                              CERTAIN TRANSACTIONS

      No member of our current management and no beneficial owner of five percent or more of our outstanding common stock has had any transactions with EDG Capital or ISI during the past year, nor proposes any such transaction, in which the amount involved exceeded $60,000, except as follows:

      Jack Schwartzberg, Shraga David Aranoff, directors and officers of EDG Capital, and Bruce Baron, Robert G.M. Keating and Dennis Shields, who each hold five percent or more of our outstanding common stock, received their shares of our common stock in exchange for their shares of ISI on September 13, 2000 in connection with EDG Capital's acquisition of ISI.

      As of September 8, 2000, Jack Schwartzberg and Shraga David Aranoff entered into the employment agreements with EDG described in the section of this prospectus entitled "Management".

      In connection with EDG Capital's acquisition of ISI, EDG Capital and each of Jack Schwartzberg, Robert G.M. Keating, Bruce Baron, Dennis Shields, Shraga David Aranoff and certain other former shareholders of ISI entered into a Registration Rights Agreement. The Registration Rights Agreement gives Messrs. Schwartzberg, Keating, Shields and Aranoff and the other former shareholders of ISI who signed the Registration Rights Agreement the right to have their shares of common stock of EDG included in any registration statement we file, except for the registration statement of which this prospectus forms a part and subject to certain other customary exceptions. All of the former shareholders of ISI have agreed that in the event their shares of our common stock are included in a registration statement filed by us for an underwritten public offering, if requested by the managing underwriter, they will agree not to sell or otherwise transfer the shares without the consent of the managing underwriter for a period of up to one year following consummation of the underwritten offering.

                            DESCRIPTION OF SECURITIES

General


      Our authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share. As of April 4, 2001, there are 11,052,232 shares of common stock outstanding.


Common stock

      The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareholders. The holders of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares can elect all of our directors. The holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event we are liquidated or dissolved, the holders of our common stock are entitled to receive all assets available for distribution to the shareholders. The holders of common stock have no preemptive or other subscription rights, and have no rights to convert their common stock into any other securities. All outstanding shares of common stock are validly issued, fully paid and nonassessable. Upon exercise of outstanding warrants to purchase

111,593 shares that are offered by this prospectus and payment of the exercise price by the holders of the warrants, the shares issued will be validly issued, fully paid and nonassessable.

Registration rights and lock-up agreements

      We are filing this registration statement in part to fulfill our agreement with the purchasers of the 2,603,844 shares we sold in our private placement in September 2000 that we would register the shares sold in the private placement within 180 days after the closing. We have also agreed to include in the registration statement covering the shares sold in the private placement the 111,593 shares underlying the warrants issued to G-V Capital Corp., the placement agent, and its designees, 63,387 shares we issued in November 2000 to our corporate and securities counsel, 216,987 shares we issued in December 2000 to Moreton Binn, an individual, 104,000 shares we issued to two individuals as a finder's fee in connection with EDG Capital's acquisition of ISI and an aggregate of 495,332 shares held by persons who were shareholders of EDG Capital prior to its acquisition of ISI. Except with respect to 495,332 shares of EDG Capital that were outstanding prior to the merger, all of these securityholders have agreed not to sell their shares without the consent of G-V Capital Corp. for a period equal to the lesser of nine months from the effective date of the registration statement or one year from the closing of the private placement. The holders of 495,332 shares issued prior to EDG Capital's acquisition of ISI have agreed not to sell the shares without the consent of EDG Capital for a period equal to the lesser of nine months from the effective date of the registration statement or one year from the closing of the private placement.

      In connection with EDG Capital's acquisition of ISI, EDG Capital and each of the former shareholders of ISI entered into a Registration Rights Agreement. The Registration Rights Agreement gives the former shareholders of ISI the right to have their shares of our common stock included in any registration statement we file, except for the registration statement of which this prospectus is a part and subject to certain other customary exceptions. All of the former shareholders of ISI have agreed that in the event their shares of our common stock are included in a registration statement filed by us for an underwritten public offering, if requested by the managing underwriter, they will agree not to sell or otherwise transfer the shares without the consent of the managing underwriter for a period of up to one year following consummation of the underwritten offering.

Transfer agent

      Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, acts as transfer agent for our common stock.

Anti-takeover provisions in our charter documents

      Provisions in our bylaws may have the effect of delaying or preventing a change of control or changes in our management that a shareholder might consider favorable. These provisions include, among others:

      o the right of the board to elect a director to fill a space created by the expansion of the board; and

      o     the ability of the board to alter our bylaws.

      Further, because we are incorporated in New York, we are subject to the provisions of Section 912 of the New York Business Corporation Law. These provisions prohibit some shareholders, including those owning 20% or more of the outstanding voting stock, from consummating a merger or combination with a corporation unless:

      o our board of directors approves the merger or combination, or the transaction that resulted in the significant shareholder owning 20% or more of our outstanding voting stock, prior to the date on which the significant shareholder first owned 20% or more of our outstanding voting stock;

      o no earlier than five years after the transaction that resulted in the significant shareholder owning 20% or more of our outstanding voting stock, a majority of the shares of voting stock not owned by the significant shareholder approves the merger or combination; or

      o the holders of all of our outstanding stock not owned by the significant shareholder receive consideration for their shares that is at least equal to the greater of the highest price paid by the significant shareholder for shares during the five years preceding the announcement of the merger or combination at a time when the significant shareholder owned at least five percent of our outstanding voting stock, or the market value of the common stock on the date the transaction is announced or on the date on which the significant shareholder first owned 20% or more of an outstanding common stock, whichever is greater.


                              CHANGE IN ACCOUNTANTS

      On September 29, 2000, we dismissed Scott & Guilfoyle as our independent accountants. Our Board of Directors approved the decision to change independent accountants on September 29, 2000.

      The reports of Scott & Guilfoyle on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years, there have been no disagreements with Scott & Guilfoyle on any matter of accounting principles or practices, financial statement disclosure, financial or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Scott & Guilfoyle would have caused them to make reference thereto in their report on the consolidated financial statements for such years.

      We engaged Lazar Levine & Felix LLP as our new independent accountants as of September 29, 2000. During the two most recent fiscal years, we have not consulted with Lazar Levine & Felix LLP regarding either (i) the application of accounting principles to a specified completed or contemplated transaction, or the type of audit opinion that might be rendered on EDG's financial statements and either written or oral advice was provided that was an important factor considered by the registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or event identified in response to Item 304(a) (1) (iv) of Regulation S-B.


                                  LEGAL MATTERS

      The validity of the shares offered in this prospectus is being passed upon for us by Davis & Gilbert LLP, 1740 Broadway, New York, New York, 10019. Davis & Gilbert LLP owns 63,387 shares of common stock.

                                     EXPERTS

      The balance sheet of EDG and subsidiary as of December 31, 2000, and the statements of operations, shareholders' equity and cash flows for the year then ended, included in this prospectus, have been included in reliance on the report of Lazar Levine & Felix LLP, independent certified public accountants. They are experts in auditing and accounting and they have authorized us to include this reference to their firm in this prospectus. The balance sheet of EDG and subsidiary as of December 31, 1999, and the statements of operations, shareholders' equity and cash flows for the year then ended, included in this prospectus, have been included in reliance on the report of Kurcias, Jaffe & Company LLP, independent certified public accountants. They are experts in auditing and accounting and they have authorized us to include this reference to their firm in this prospectus.


                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the SEC. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us and our common stock, you may refer to the registration statement and its exhibits and schedules. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's web site as described above.

      This prospectus may contain summaries of contracts or other documents. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

                        - INDEX TO FINANCIAL STATEMENTS -


                                                                         Page(s)
                                                                         -------

Consolidated Financial Statements of EDG Capital, Inc. and Subsidiary

Independent Auditors' Report - Successor Auditor                             F-2

Independent Auditors' Report - Predecessor Auditor                           F-3

Consolidated Financial Statements

   Balance Sheets as of December 31, 2000 and 1999                           F-4

   Statements of Operations for the Two Years in the Period
     Ended December 31, 2000                                                 F-5

   Statement of Changes in Shareholders' Equity for the Two
     Years in the Period Ended December 31, 2000                             F-6

   Statements of Cash Flows for the Two Years in the Period
     Ended December 31, 2000                                                 F-7

Notes to Consolidated Financial Statements of EDG Capital, Inc.
  and Subsidiary                                                             F-8

Unaudited Financial Statements of Stanley E. Order, M.D., P.C.

    Balance Sheets as of December 31, 2000 and 1999                         F-18

    Statements of Operations (and Deficit) for the Years Ended
      December 31, 2000 and 1999                                            F-19

    Statements of Cash Flows for the Years Ended

      December 31, 2000 and 1999                                            F-20

Notes to Unaudited Financial Statements of Stanely F. Order, M.D., P.C.     F-21

                          Independent Auditors' Report

To the Board of Directors and Shareholders
EDG Capital, Inc.
Garden City, New York

We have audited the accompanying consolidated balance sheet of EDG Capital, Inc. (a New York corporation) and subsidiary as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EDG Capital, Inc. and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the Unites States of America.

                                                LAZAR LEVINE & FELIX LLP

New York, New York
March 23, 2001

KURCIAS, JAFFE & COMPANY LLP
CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders
EDG Capital, Inc.
Garden City, New York


                                                Independent Auditors' Report


We have audited the accompanying consolidated balance sheet of EDG Capital, Inc., (a New York corporation) and subsidiary as of December 31, 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EDG Capital, Inc. and subsidiary as of December 31, 1999 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


Great Neck, New York
August 11, 2000


                                                /s/ Kurcias, Jaffe & Company LLP
                                                Kurcias, Jaffe & Company LLP
                                                Certified Public Accountants

                        EDG CAPITAL, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                   - ASSETS -

                                                             2000           1999
                                                         -----------    -----------
                                                                       (as restated -
                                                                        See Note 1)
CURRENT ASSETS:
   Cash                                                  $ 1,032,563    $    19,145
   Fees receivable (Note 3a)                                 701,647        435,421
   Income tax refund receivable                               15,258             --
   Loans and advances (Note 3b)                              148,495            555
   Deferred tax asset (Note 8)                                36,550             --
   Prepaid expenses and other                                 94,893         25,020
                                                         -----------    -----------
TOTAL CURRENT ASSETS                                       2,029,406        480,141
                                                         -----------    -----------
FIXED ASSETS - NET (Note 4)                                   90,209          9,697
                                                         -----------    -----------

OTHER ASSETS:

   Intangible assets - net (Note 5)                           13,386          7,393
   Security deposits and other                                 2,694          2,694
   Deferred tax asset (Note 8)                               104,787             --
                                                         -----------    -----------
                                                             120,867         10,087
                                                         -----------    -----------
                                                         $ 2,240,482    $   499,925
                                                         ===========    ===========

                    - LIABILITIES AND SHAREHOLDERS' EQUITY -

CURRENT LIABILITIES:

   Accounts payable                                      $    73,746    $    70,007
   Accrued expenses                                           17,541          4,134
                                                         -----------    -----------
TOTAL CURRENT LIABILITIES                                     91,287         74,141
                                                         -----------    -----------
COMMITMENTS AND CONTINGENCIES (Note 9)

SHAREHOLDERS' EQUITY (Notes 6 and 7):
   Common stock, par value $.001; authorized
    50,000,000 shares; 11,052,232 and 8,004,014 shares
    issued and outstanding in 2000 and 1999,
    respectively                                              11,052          8,004
   Additional paid-in capital                              2,470,507        322,473
   Retained earnings (accumulated deficit)                  (332,364)        95,307
                                                         -----------    -----------
                                                           2,149,195        425,784
                                                         -----------    -----------
                                                         $ 2,240,482    $   499,925
                                                         ===========    ===========

                            See accompanying notes.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                               2000           1999
                                                           -----------    -----------
REVENUE:
  Management fees                                          $   884,249    $ 1,148,966
  License fees                                                  57,500        148,800
                                                           -----------    -----------
                                                               941,749      1,297,766
                                                           -----------    -----------

COSTS AND EXPENSES:
  Research and development                                   1,238,483      1,092,917
  General and administrative expenses                          293,032        178,554
  Interest expense                                               3,030             --
  Interest and other income                                    (24,518)       (19,646)
                                                           -----------    -----------
                                                             1,510,027      1,251,825
                                                           -----------    -----------

INCOME (LOSS) BEFORE PROVISION (CREDIT) FOR INCOME TAXES      (568,278)        45,941

  Provision (credit) for income taxes (Note 8)                (140,607)        10,096
                                                           -----------    -----------

NET INCOME (LOSS)                                          $  (427,671)   $    35,845
                                                           ===========    ===========

EARNINGS (LOSS) PER COMMON SHARE:

   Basic and fully diluted                                 $      (.05)   $       .00
                                                           ===========    ===========

WEIGHTED AVERAGE SHARES OUTSTANDING                          8,451,616      7,440,005
                                                           ===========    ===========

                            See accompanying notes.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                            Additional                     Total
                                               Common        Paid-In     Accumulated   Shareholders'
                                  Shares        Stock        Capital       Deficit        Equity
                                ----------   -----------   -----------   -----------    -----------
Balance at December 31, 1998,
  as restated                    8,004,014   $     8,004   $   322,473   $    59,462    $   389,939

Net income for the year                 --            --            --        35,845         35,845
                                ----------   -----------   -----------   -----------    -----------

Balance at December 31, 1999     8,004,014         8,004       322,473        95,307        425,784

Shares issued in private
  placements                     2,880,831         2,881     2,013,204            --      2,016,085

Compensatory shares                167,387           167       134,830            --        134,997

Net loss for the year                   --            --            --      (427,671)      (427,671)
                                ----------   -----------   -----------   -----------    -----------

Balance at December 31, 2000    11,052,232   $    11,052   $ 2,470,507   $  (332,364)   $ 2,149,195
                                ==========   ===========   ===========   ===========    ===========

                             See accompanying notes.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                2000           1999
                                                            -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                        $  (427,671)   $    35,845
   Adjustments to reconcile net income (loss) to net cash
    flows from operating activities:
      Depreciation and amortization                              13,984         16,456
      Compensatory shares                                       134,997             --
      Deferred taxes                                           (141,337)            --
   Changes in operating assets and liabilities:
      Fees receivable                                          (266,226)        56,184
      Prepaid expenses and other                                (85,131)       (42,196)
      Loans and advances                                       (147,940)            --
      Accounts payable                                            3,739        (33,370)
      Accrued expenses                                           13,407            (43)
                                                            -----------    -----------
      Net cash (used) provided by operating activities         (902,178)        32,876
                                                            -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

      Capital expenditures                                      (93,940)       (11,715)
      Patent costs                                               (6,549)        (7,654)
                                                            -----------    -----------
      Net cash (used) by investing activities                  (100,489)       (19,369)
                                                            -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

      Net proceeds from sale of common shares                 2,016,085             --
                                                            -----------    -----------
      Net cash provided by financing activities               2,016,085             --
                                                            -----------    -----------

            NET INCREASE IN CASH                              1,013,418         13,507

CASH, BEGINNING OF YEAR                                          19,145          5,638
                                                            -----------    -----------
            CASH, END OF YEAR                               $ 1,032,563    $    19,145
                                                            ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                Interest paid                               $     3,030    $        --
                Income taxes paid                                 3,901         26,079

                            See accompanying notes.

                        EDG CAPITAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

NOTE 1 - DESCRIPTION OF BUSINESS:

            EDG Capital, Inc., (the Company) was incorporated in the State of New York on August 13, 1990; and was considered a development stage company until September 2000. On September 13, 2000, the Company merged with Isotope Solutions, Inc., ("ISI") a New York Corporation formerly known as Molecular Radiation Management, Inc. Subject to shareholder approval, the Company intends to amend its certificate of incorporation to change its name to "Isotope Solutions Group, Inc."

            The acquisition was effected pursuant to an Agreement and Plan of Merger (the "Agreement"), dated September 8, 2000, by and among the Company, MRM Merger Sub, Inc., a New York corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and ISI. On September 13, 2000, Merger Sub was merged with and into ISI, with ISI being the surviving corporation, and ISI became a wholly-owned subsidiary of EDG.

            Pursuant to the Agreement, all of ISI's outstanding common stock, excluding its treasury stock which was cancelled, was converted into the right to receive an aggregate of 7,440,005 shares of the Company's common stock. Simultaneously with the closing of the Acquisition, the Company effected (a) a 2.57315 for one stock split in the form of a stock dividend payable to shareholders of record on August 23, 2000 (with all fractional shares being rounded up), and
            (b) raised gross proceeds of $2,100,000 from a private placement to accredited investors, of 2,603,844 shares of common stock at a price of $.8065 per share.

            The merger was accounted for retroactively as a recapitalization rather than a business combination and accordingly, no goodwill has been recognized in this transaction. Additionally, historical information presented herein, for periods prior to the merger, reflects only the operations of ISI. The Company has also adopted the fiscal year end of ISI which is December 31.

            ISI is a biopharmaceutical company that began operations in 1998 as a medical group management company. Although most of its revenues are still derived from our medical group management operations, today ISI is focused primarily on the development of nuclear pharmaceutical technologies for therapeutic use in the treatment of various cancers. With the help of the medical groups it manages ISI is developing two anti-cancer nuclear pharmaceutical technologies for which is owns the U.S. patent rights: radioactive cisplatin (195M cisplatin), a radioactive variation of a commonly used chemotherapy drug, and colloidal P32 macro-aggregated albumin (MAA), a nuclear-isotope use and delivery system. Pursuant to long-term contracts with these unrelated medical groups ("Practice Management Services Agreements"), ISI provides them with business, financial and marketing support while they conduct research and treat patients using ISI's technologies and traditional cancer treatment techniques. ISI charges the medical groups administrative fees for its services and license fees for the use of its nuclear pharmaceutical technologies in their practices. ISI owns all right, title and interest to any and all improvements to the nuclear pharmaceutical technologies that derive from the medical group's research.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      (a)   Principles of Consolidation:

            The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Isotope Solutions, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

            The Practice Management Services Agreements (the "Agreements") entered into by ISI and the medical groups it manages are typically for a 30-year term and can be terminated by ISI for cause. ISI provides a comprehensive range of non-medical services but does not have the authority over (i) the medical groups' scope of services provided; (ii) patient acceptance policies; (iii) approval of operating and capital budgets and (iv) decisions relating to the compensation of the groups' licensed medical professionals and the selection and hiring of such professionals.

            Accordingly, under the guidance of Emerging Issues Task Force 97-2 (EITF 97-2), the Company does not consolidate the financial statements of the medical groups with its own since under the terms of the Agreements, ISI did not and will not obtain a controlling financial interest in such groups.

      (b)   Estimates and Assumptions:

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (c)   Financial Instruments:

            The carrying amount of the Company's financial instruments, which include cash equivalents, fees receivable, loans and advances and accounts payable, approximates their fair value at December 31, 2000 and 1999.

      (d)   Concentration of Credit Risk:

            Financial instruments which potentially subject the Company to concentrations of credit risk are cash equivalents and fees receivable. The Company, from time to time, maintains cash balances which exceed the federal depository insurance coverage limit. The Company performs periodic reviews of the relative credit rating of its bank to lower its risk. With respect to fees receivable, the Company limits its credit risk by performing ongoing credit evaluations and, has a security interest in the accounts receivable of the medical groups it manages. Management does not believe significant risk exists in connection with the Company's concentrations of credit at December 31, 2000, and does not believe that an allowance for doubtful accounts is warranted at this time.

      (e)   Cash and Cash Equivalents:

            The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

      (f)   Fixed Assets and Depreciation:

            Fixed assets are recorded at cost. Depreciation of the Company's fixed assets is computed using the straight-line and modified accelerated method. Amortization of leasehold improvements is provided using the straight-line method over the term of the related lease or the life of the respective asset, whichever is shorter. Replacements and major improvements are capitalized; maintenance and repairs are expensed as incurred. Gains or losses on asset dispositions are included in the determination of net income.

            The average estimated useful lives are as follows:

                                                      Years
                                                      -----
              Computer and telephone equipment        5 - 7
              Medical equipment                           5
              Furniture and fixtures                      7

      (g)   Intangible Assets:

            Intangible assets are comprised of patents and intellectual property. All intangible property is amortized by the straight line method, over their remaining useful lives, ranging from 9 to 19 years. Intangibles are periodically reviewed to assess recoverability from future operations using undiscounted cash flows in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

      (h)   Stock-Based Compensation:

            The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations because the Company believes the alternative fair value accounting provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation, (FAS 123) requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

      (i)   Income Taxes:

            The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry forwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

      (j)   Revenue Recognition:

            The Company has entered into various agreements to provide full business support to various un-related medical groups (See Note 1). The services the Company is to provide include, but are not limited to, treatment and laboratory space, furnishings and equipment, medical supplies and medicines, clerical and other non-medical services and staff, managerial and administrative services, consulting, and billing and collection. Revenues generated from such services are recognized as such services are provided. In addition, the Company also licenses several patents to these medical groups for treating solid tumor cancer for which a monthly license fee is charged.

      (k)   Marketing and Business Promotion:

            The Company expenses all marketing and business promotion expenditures as incurred. The Company incurred $76,209 and $79,703 in marketing and business promotion costs during 2000 and 1999, respectively.

      (l)   Research and Development Expenses:

            Research and development costs are charged to expense when incurred and aggregated $1,238,483 and $1,092,917 for 2000 and 1999, respectively.

      (m)   Earnings (Loss) per Common Share:

            Earnings per common share are calculated under the provisions of SFAS No. 128, "Earnings per Share," which established new standards for computing and presenting earnings per share. SFAS No. 128 requires the Company to report both basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding.

      (n)   New Accounting Standards:

            Accounting standards adopted during 1999 include SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." To date, the adoption of these standards had no effect on the Company's consolidated results of operations, financial position, or cash flows.

            SFAS No. 130 establishes standards for the reporting and display of comprehensive income, which is defined as all changes in shareholders' equity during a period except those resulting from investments by and distributions to shareholders. The standard requires reporting certain transactions that result in a change in shareholders' equity to be included in other comprehensive income and displayed as a separate component in the consolidated statement of shareholders' equity.

            SFAS No. 131 establishes new standards for determining operating segments and disclosure requirements for those segments, products, geographic areas, and major customers.

            The Company also adopted SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires that certain costs related to developing or obtaining internal use software should be capitalized. The adoption of this standard did not have a material effect on the Company's consolidated results of operations, financial position, or cash flows.

            In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." (SAB No. 101). SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. Subsequently, SAB Nos. 101A and 101B were issued delaying the implementation of SAB No. 101 to the fourth quarter of 2001. The SAB requires companies to report any changes in revenue recognition as a cumulative change in accounting principles at the time of implementation in accordance with Accounting Principles Board ("APB") Opinion 20, "Accounting Changes". The Company does not believe that the adoption of SAB 101 will have a material impact on the Company's financial position or results of operations.

            In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a material impact on the Company's financial position or results of operations.

            SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," revises the disclosure requirements related to pension and other postretirement benefits. The new standard does not change the measurement or accounting recognition for such plans. The Company does not currently provide any such benefits.

            New accounting standards issued include SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes a comprehensive standard for the recognition and measurement of derivatives and hedging activities. The new standard requires that all derivatives be recognized as assets or liabilities in the statement of financial position and measured at fair value. Gains or losses resulting from changes in fair value are required to be recognized in current earnings unless specific hedge criteria are met. SFAS No. 133 will become effective for the Company beginning in the first quarter of fiscal year 2001. The Company has not determined the effect of this new standard; however, due to the Company's limited use of derivatives, the impact is not expected to be material.

NOTE 3 - FEES RECEIVABLE/LOANS AND ADVANCES:

      (a)   Fees Receivable:

            As of December 31, 2000, fees receivable consisted of management fees and license fees due from three medical groups managed by the Company. As of December 31, 1999, fees receivable were due from one group which was the Company's only client during that year. License fees from this group were waived for the 2000 year.

      (b)   Loans and Advances:

            The Company periodically makes working capital advances to the three medical groups it currently manages. Such advances bear interest at an annual rate of 8%. Interest earned for 2000 aggregated $1,680 and is included in the balance receivable as of December 31, 2000 of $148,495.

NOTE 4 - FIXED ASSETS:

            Fixed assets consisted of the following as of December 31, 2000 and 1999.

                                                               2000       1999
                                                             --------   --------
            Computer and telephone equipment                 $ 85,683   $ 55,161
            Medical equipment                                   5,229         --
            Furniture and fixtures                             21,052     12,685
            Leasehold improvements                             49,822         --
                                                             --------   --------
                                                              161,786     67,846
            Less: accumulated depreciation and amortization    71,577     58,149
                                                             --------   --------
                                                             $ 90,209   $  9,697
                                                             ========   ========

            Depreciation and amortization amounted to $13,428 and $16,195 for 2000 and 1999, respectively.

NOTE 5 - INTANGIBLE ASSETS - PATENTS:

            The Company owns all rights to three patents which were assigned to ISI. Fees associated with establishing, filing and re-registering these patents have been capitalized and are being amortized over their remaining useful lives ranging from 9 to 19 years. Amortization for the years ended 2000 and 1999 aggregated $556 and $261, respectively.

NOTE 6 - SHAREHOLDERS' EQUITY:

            The Company's authorized capital consists of 50,000,000 shares of common stock, $.001 par value per share.

            As discussed in Note 1, the Company issued an aggregate of 7,440,005 shares of its common stock to the former shareholders of ISI in exchange for their shares of ISI's capital stock, in a merger transaction accounted for retroactively as a recapitalization. Simultaneously with this recapitalization, the Company effected a 2.57315-for-one stock split in the form of a stock dividend.

            All share and per share amounts have been restated to reflect the stock split and recapitalization for all periods presented.

            In May 2000, the Company issued 154,389 shares of its common stock for net proceeds of $15,000 in a private placement.

            In September 2000, the Company completed the sale of 2,603,845 (post-split) shares of its common stock at a per share price of $.8065, realizing net proceeds of $1,826,085. The Company also issued 104,000 shares of its common stock to two finders of the acquisition (see Note 1) which shares were valued in the aggregate at $83,876.

            In November 2000, the Company issued 63,387 shares of common stock in lieu of payment of legal fees aggregating $51,121.

            In December 2000, the Company completed the sale of 216,987 shares of its common stock in a private offering and realized net proceeds of $175,000.

NOTE 7 - STOCK OPTION PLAN:

            In September 2000, the Company adopted the EDG Capital, Inc. 2000 Long-Term Incentive Plan (the "Plan") which is subject to shareholder approval. The Plan, which expires on December 31, 2010, authorizes the grant of individual incentive stock options or non-qualified options to purchase shares of the Company's common stock. The maximum number of shares that may be issued under the Plan is 1,247,983. As of December 31, 2000, the Company had issued options to purchase an aggregate of 673,000 shares of common stock under the Plan.

            Pro forma information regarding net income and earnings per share is required by Financial Accounting Standards Board Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2000; risk-free interest rate of 6.02%, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of .13, and a weighted-average expected life of the option of 2 1/2 years.

            The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

            For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                      2000
                                                   -----------
            Pro forma net income                   $  (480,171)
            Pro forma earnings per common share:
                Basic                                     (.06)
                Diluted                                   (.06)

            A summary of the Company's stock option activity, and related information for the year ended December 31 follows:

                                                              2000
                                                       -----------------------
                                                                    Weighted
                                                                     Average
                                                        Options     Exercise
                                                         (000)        Price
                                                       -----------------------
            Outstanding at the beginning of the year        --      $    --
            Granted                                    673,000        .8065
                                                      --------
            Exercised                                       --           --
                                                      ========
            Outstanding at the end of the year         673,000        .8065
                                                      ========
            Exercisable at the end of the year              --
                                                      ========
            Weighted-average fair value of options
              granted during the year                 $    .52
                                                      ========

            The weighted-average remaining contractual life of these options is 3 years.

NOTE 8 - INCOME TAXES:

            The provision for income taxes is composed of the following:

                                             2000             1999
                                          ---------        ---------
            Current:
              Federal                     $      --        $   5,796
              State                              --            4,300

            Deferred:
              Federal                      (110,236)              --
              State                         (30,371)              --
                                          ---------        ---------
                                          $(140,607)       $  10,096
                                          =========        =========

            At December 31, 2000, the Company has net operating loss carryforwards (NOLs) of $568,000 for income tax purposes that expire in years beginning 2020 and has recorded a net deferred tax asset of $246,337. Realization of the asset is dependent on generating sufficient taxable income in future periods to utilize the NOL. Management believes that it is more likely than not that a portion of the deferred tax asset will be realized and has therefore only established a valuation allowance of $105,000, as of December 31, 2000.

            The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense attributable to income before cumulative effect of accounting changes is:

                                                         2000        1999
                                                        -----       -----
            Tax at U.S. statutory rates                (34.00)%     34.00%
            State  income  taxes net of federal tax
              benefit                                   (5.91)       6.18
            Other - net                                 15.17      (18.20)
                                                        -----       -----
                                                        24.74%      21.98%
                                                        =====       =====

NOTE 9 - COMMITMENTS AND CONTINGENCIES:

      (a)   Office Lease:

            In September 2000, the Company entered into a lease for office space which lease expires on April 30, 2003. This lease provides for an annual rent of $56,100.

      (b)   License Fee:

            The Company pays a monthly licensing fee of $25,000 to an unrelated entity for the use of its equipment, office space and technical support staff. This fee is subject to annual review.

      (c)   Employment Agreements:

            Effective September 8, 2000, the Company entered into an employment agreement with its President/Chief Executive Officer. This agreement, which expires on September 7, 2003, includes provisions for automatic extensions, causes for terminations and non-compete provisions. The agreement provides for an annual salary of $200,000, performance bonuses as determined by the board of directors, the grant of options to purchase 175,000 shares of the Company's common stock and certain other perquisites and benefits.

            Effective September 8, 2000, the Company also entered into an employment agreement with its Vice President/Chief Operating Officer. This agreement, which expires on September 7, 2003, includes provisions for automatic extensions, causes for termination and non-compete provisions. The agreement provides for an annual salary of $125,000, performance bonuses as determined by the board of directors, the grant of options to purchase 100,000 shares of the Company's common stock and certain other perquisites and benefits.

      (d)   Government Regulations:

            The Company is subject to significant governmental regulations since in the United States the Food and Drug Administration ("FDA") must approve a pharmaceutical product before it can be sold. Clinical testing and the FDA approval process for a new product usually lasts several years and involves substantial financial and other resources.

NOTE 10 - ECONOMIC DEPENDENCY:

            The Company, for 2000 and 1999, purchased raw materials for its nuclear pharmaceuticals primarily from two suppliers. Purchases for 2000 and 1999 approximated $118,130 and $19,745, respectively.

                          STANLEY E. ORDER, M.D., P.C.
                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999
                                   (UNAUDITED)

ASSETS                                                   2000           1999
                                                       ---------      ---------
Current Assets:
 Cash                                                  $  17,628      $  13,706
 Accounts receivable, net                                182,654        400,512
 Other current assets                                     65,705         31,396
                                                       ------------------------

Current Assets / Total Assets                          $ 265,987      $ 445,614
                                                       ========================

LIABILITIES AND STOCKHOLDER'S (DEFICIENCY)
Current Liabilities:
 Accounts payable                                      $  61,460      $  33,497
 Management/licensing fee payable - I.S.I                486,677        435,421
 Other current liabilities                                   529            582
                                                       ------------------------

Current Liabilities                                      548,666        469,500
                                                       ------------------------

Long - Term Liabilities:
 Working capital advances - I.S.I                         55,169             --
 Other long - term liabilities                             8,360             --
                                                       ------------------------

Total Long - Term Liabilities                             63,529             --
                                                       ------------------------

Total Liabilities                                        612,195        469,500
                                                       ------------------------

Stockholder's Equity (Deficiency):
 Common stock                                                100            100
 (Deficit)                                              (346,308)       (23,986)
                                                       ------------------------

Stockholder's (Deficiency)                              (346,208)       (23,886)
                                                       ------------------------

Total Liabilities and Stockholder's

(Deficiency)                                           $ 265,987      $ 445,614
                                                       ========================

                          STANLEY E. ORDER, M.D., P.C.
                     STATEMENTS OF OPERATIONS AND (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                   (UNAUDITED)

                                                      2000              1999
                                                  -----------       -----------

Fee revenue                                       $   945,037       $ 1,980,725
                                                  -----------------------------

Operating expenses:
 Doctors' compensation                                430,000           550,000
 Management/licensing fee - I.S.I                     722,444         1,297,766
 Insurance                                             48,191            46,276
 Other operating expenses                              66,444            87,159
                                                  -----------------------------

Total Operating Expenses                            1,267,079         1,981,201
                                                  -----------------------------

Operating (Loss)                                     (322,042)             (476)

Provision for state income taxes                         (280)             (380)
                                                  -----------------------------

Net (Loss)                                           (322,322)             (856)

(Deficit) - Beginning of year                         (23,986)          (23,130)
                                                  -----------------------------

(Deficit) - End of year                           $  (346,308)      $   (23,986)
                                                  =============================

                          STANLEY E. ORDER, M.D., P.C.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                   (UNAUDITED)

                                                          2000           1999
                                                       ---------      ---------
Cash flows provided (used) by operating
activities:

Net (loss)                                             $(322,322)     $    (856)
                                                       ------------------------
Adjustments to reconcile net (loss) to net
 cash (used) by operating activities:
(Increase) decrease in:
 Accounts receivable                                     217,858         16,875
 Other current assets                                    (34,309)        (2,735)
Increase (decrease) in:
 Accounts payable                                         27,963         10,054
 Management/licensing fee payable - I.S.I                 51,256        (56,184)
 Other current liabilities                                   (53)          (223)
 Other long - term liabilities                             8,360             --
                                                       ------------------------

Total adjustments                                        271,075        (32,213)
                                                       ------------------------

Cash flows (used) by operating activities                (51,247)       (33,069)
                                                       ------------------------

Cash flows provided by financing activities:

Proceeds from working capital advances                    55,169             --
Proceeds from the issuance of common stock                    --            100
                                                       ------------------------

Cash flows provided by financing activities               55,169            100
                                                       ------------------------

Net increase (decrease) in cash and equivalents            3,922        (32,969)

Cash and equivalents - Beginning of year                  13,706         46,675
                                                       ------------------------

Cash and equivalents - End of year                     $  17,628      $  13,706
                                                       ========================

                          STANLEY E. ORDER, M.D., P.C.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999
                                   (UNAUDITED)

NOTE 1 - DESCRIPTION OF BUSINESS

            Stanley E. Order, M.D., P.C., doing business as the Center for Molecular Medicine ("the Company"), was incorporated in New York on May 8, 1997. The Company specializes in radiation oncology research. Radiation oncology research is the study of the treatment of tumors through radiation. The Company employs two physicians, Stanley E. Order, M.D., Sc.D, F.A.C.R. and Wayne S. Court, Ph.D., M.D. From the time of its incorporation through December 1, 1997, the Company had no operations. The Company commenced operations in December 1997, when it entered into an exclusive, full service, thirty year management/licensing agreement ("the agreement") with Isotope Solutions, Inc. ("ISI") formerly known as Molecular Radiation Management Inc. (Reference is made to the note regarding the management/licensing agreement with ISI).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

            Use of estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            Fair value of financial instruments

            Statement of Financial Accounting Standards No. 107 Disclosures about Fair Value of Financial Instruments (FAS 107) requires disclosure of the estimated fair values of financial instruments. Fair values generally represent estimates of amounts at which a financial instrument could be exchanged between willing parties in a current transaction other than in a forced liquidation. The carrying amount of the Company's financial instruments, which include cash, accounts receivable, accounts payable, management fees payable and working capital advances payable, approximates their fair value as of December 31, 2000 and 1999.

            Fair value estimates are subjective and are dependent on a number of significant assumptions based on management's judgement regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. In addition, FAS 107 allows a wide range of valuation techniques, therefore, comparisons between entities, however similar, may be difficult.

                          STANLEY E. ORDER, M.D., P.C.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999
                                   (UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
         (Continued)

            Concentration of credit risk

            The Company maintains a bank account at a high quality bank. At various times during the year, the Company's cash in bank balances may exceed the federally insured limits of $100,000. The Company has not incurred any losses on this account. Management believes it is not exposed to any significant credit risk regarding the bank account.

            Cash and cash equivalents

            The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash and cash equivalents.

            Allowance for doubtful accounts

            The Company based the allowance for doubtful accounts on five percent (5%) of uncollected receivables as of December 31, 2000 and 1999. Management believes that this is a reasonable estimate of doubtful accounts.

            Income taxes

            The Company has available at December 31, 2000, unused operating loss carryforwards of $324,340 that may be applied against future taxable income. This unused operating loss carryforward will expire in the years 2018 through 2020, with the majority of the loss carryforward expiring in the year 2020. The Company has not recorded a deferred tax asset since utilization of such a deferred tax asset is dependent on future taxable profits and it is unknown at the present time when future taxable profits will be realized.

            The components of the provision for Federal and state income taxes for the year ended December 31, 2000 and 1999, is as follows:

                                                 2000   1999
                                                 ----   ----
                  Federal income taxes           $ --   $ --
                  State income taxes              280    380
                                                 ----   ----
                  Total                          $280   $380
                                                 ====   ====

            State income taxes are comprised of minimum New York State income taxes for which the Company is subject to.

                          STANLEY E. ORDER, M.D., P.C.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999
                                   (UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
         (Continued)

            Revenue recognition

            The Company earns fees from evaluating and treating cancer patients. Revenues generated from such services are recognized as such services are provided.

            New accounting standards

            Accounting standards adopted during 1999 include SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131: Disclosures about Segments of an Enterprise and Related Information." To date, the adoption of these standards has had no effect on the Company's results of operations, financial position, or cash flows.

            SFAS No. 130 establishes standards for the reporting and display of comprehensive income, which is defined as all changes in stockholders' equity during a period except those resulting from investments by and distributions to stockholders. The standard requires reporting certain transactions that result in a change in stockholders' equity to be included in other comprehensive income and displayed as a separate component in the statement of stockholders' equity.

            SFAS No. 131 establishes new standards for determining operating segments and disclosure requirements for those segments, products, geographic areas, and major customers.

            In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a material impact on the Company's financial position or results of operations.

            SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," revises the disclosure requirements related to pension and other postretirement benefits. The new standard does not change the measurement or accounting recognition for such plans. The Company does not currently provide any such benefits.

                          STANLEY E. ORDER, M.D., P.C.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999
                                   (UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS
         (Continued)

            New accounting standards issued include SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes a comprehensive standard for the recognition and measurement of derivatives and hedging activities. The new standard requires that all derivatives be recognized as assets or liabilities in the statement of financial position and measured at fair value. Gains or losses resulting from changes in fair value are required to be recognized in current earnings unless specific hedge criteria are met. SFAS No. 133 will become effective for the Company beginning in the first quarter of fiscal year 2001. The Company has not determined the effect of this new standard, however, due to the Company's limited use of derivatives, the impact is not expected to be material.

NOTE 3 - COMITTMENTS AND CONTINGENCIES

            Management/licensing agreement - Isotope Solutions, Inc.

            On December 1, 1997, the Company entered into an exclusive, full service thirty-year management/licensing agreement with Isotope Solutions, Inc. ("ISI"), expiring on November 30, 2027. Pursuant to the agreement, ISI provides the Company with a fully equipped and furnished research laboratory and treatment space and all necessary supplies, including the components of nuclear pharmaceuticals. ISI also provides the Company with all clerical personnel and other non-medical personnel sufficient to manage the Company's practice and research activities. Under the agreement, ISI also licenses to the Company the methods for treating solid tumor cancers covered by ISI patents. In addition, ISI also provides the group with a range of consulting and practice management services, including billing and collection.

            Per the agreement, the Company is obligated to continue its research relating to ISI's nuclear pharmaceuticals technologies and ISI owns all right, title and interest in and to any and all improvements to the nuclear pharmaceutical technologies that derive from the Company's research.

            The management/license agreement provides that the Company will pay license fees on a monthly basis and management fees on a weekly and monthly basis. The weekly management fees cover consulting, billing and collection services and medical supplies. The monthly management fees cover treatment and laboratory space, furnishings and equipment, clerical services and staff and managerial and administrative services. The weekly management fees are equal to ISI's actual costs

                          STANLEY E. ORDER, M.D., P.C.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999
                                   (UNAUDITED)

NOTE 3 - COMITTMENTS AND CONTINGENCIES (Continued)

            plus a percentage of such costs as a markup. The weekly fee markup and the monthly license and management fees are set each year in advance by mutual agreement of the parties. Fees under the agreement totaled $722,444 and $1,297,766 for the years ended December 31, 2000 and 1999, respectively. The fees for 1999 include $148,800 of license fees. On January 1, 2000, the Company and ISI agreed to waive all license fees for the year 2000. As of December 31, 2000 and 1999 the Company owed ISI outstanding fees of $486,677 and $435,421 respectively.

            Pursuant to the agreement, ISI maintains a security interest in all of the Company's accounts receivable.

            Either party due to a non-compliance of terms may terminate the agreement under the agreement. However, the agreement contains certain non-competition and restrictive covenants against the Company, if the agreement is terminated, regardless of any reason.

            The agreement also allows ISI to purchase the Company for $100 if it should ever become lawful for ISI to acquire and operate the Company.

            The agreement also outlines terms for any working capital advances made to the Company. (Reference is made to the note regarding working capital advances).

            Stanley E. Order, M.D. - physician's employment contract

            On January 1, 1998, the P.C. entered into a three year employment agreement, expiring on December 31, 2000, with its sole stockholder and president, Stanley E. Order, M.D. This agreement was amended and modified on January 1, 2000, and expires on December 31, 2003.

            The original agreement provided for an annual salary of $300,000 to be paid to Dr. Order. Subsequently, beginning January 1, 2000, the agreement was modified to an annual salary of $180,000 based on a three-day work week. Dr. Order had been working four days a week through December 31, 1999. In addition, Dr. Order received a $100,000 signing bonus. Moreover, per the agreement, the P.C. is to maintain, for the benefit of Dr. Order, medical malpractice insurance coverage under primary and excess policies with respect to all patients seen on behalf of the practice, with coverage of at least $1 million per event and $3 million in the aggregate. Present coverage is $5 million per event and $7 million in the aggregate. Other compensation that the P.C. is to provide to Dr. Order, under the agreement, includes various employee benefits.

                          STANLEY E. ORDER, M.D., P.C.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999
                                   (UNAUDITED)

NOTE 3 - COMITTMENTS AND CONTINGENCIES (Continued)

            In exchange for the above compensation package, Dr. Order is to conduct research in the field of oncological radiology and to care for and treat patients of the practice. Dr. Order is to work on a full time basis of three days per week.

            The agreement also contains certain covenants for Dr. Order not to compete for a period of one year to be applied after either the expiration or termination of the agreement. In addition, this contract may be terminated by either party, prior to its expiration, for reasonable cause such as the loss of the physician's license by Dr. Order.

            Wayne S. Court, M.D. - physician's employment contract

            On July 15, 1998, the P.C. entered into a one-year employment agreement, which expired on July 14, 1999, with Wayne S. Court, M.D. This agreement has similar terms to Dr. Order's employment agreement with the P.C. (reference is made to the note regarding Physician's employment agreement with Dr. Stanley E. Order, M.D.). However, this agreement provides for an annual salary of $250,000 to be paid to Dr. Court. In addition, the agreement provides for an annual bonus of up to $150,000 to be paid to Dr. Court. The bonus is to be determined annually by the Board of Directors. Furthermore, Dr. Court is to be employed on a full time basis of five days per week. Present malpractice insurance coverage on Dr. Court is $1 million per event and $3 million in the aggregate. This contract is currently on a month to month basis and has yet to be formally renewed.

            Government Regulations

            The Company is subject to significant governmental regulations since in the United States the Food and Drug Administration ("FDA") must approve a pharmaceutical product before it can be sold. Clinical testing and the FDA approval process for a new product usually lasts several years and involves substantial financial and other resources.

NOTE 4 - WORKING CAPITAL ADVANCES

            The Company periodically receives working capital advances from ISI. Such advances bear interest at an annual rate of 8%. Interest on these loans was $169 and $-0- for the years ended December 31, 2000 and 1999, respectively. Working capital advances payable was $55,169 and $-0- for the years ended December 31, 2000 and 1999, respectively.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      Sections 721 through 726, inclusive, of the New York Business Corporation Law ("BCL") authorizes New York corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been officers or directors and to purchase and maintain insurance for indemnification of such officers and directors.

      Article VIII of the Company's Certificate of Incorporation provides, in substance, that the Company shall indemnify its officers and directors to the extent permitted by Sections 721 through 726 of the BCL. In addition, the By-Laws of the Company provide in substance that, to the fullest extent permitted by New York law and the Company's Certificate of Incorporation, each director and officer shall be indemnified by the Company against reasonable expenses, including attorney's fees, and any liabilities that he or she may incur in connection with any action to which he or she may be made a party by reason of his or her being or having been a director or officer of the Company. The indemnification provided by the Company's Certificate of Incorporation is not deemed exclusive of or in any way to limit any other rights that any person seeking indemnification may be entitled.

Item 25. Other Expenses of Issuance and Distribution.

      The Company will bear no expenses in connection with any sale or other distribution by the Selling Shareholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts are estimates except the Securities and Exchange Commission filing fee.

      SEC registration fee ..............................          $ 1,910
      Accounting fees and expenses ......................            5,000
      Legal fees and expenses ...........................           15,000
      Miscellaneous expenses ............................            2,090
                                                                   -------
        Total ...........................................          $25,000

Item 26. Recent Sales of Unregistered Securities.

      The following information relates to all securities sold by the Company without registration under the Securities Act of 1933 within the three years prior to the filing of this registration statement. The number of shares and the price per share have been restated to reflect a 2.57315 for one forward split of the Company's common stock on September 13, 2000. Except as otherwise indicated below, the Company relied upon Section 4(2) of the Securities Act of 1933 as the basis for an exemption from registration for each of the transactions because the transactions did not involve any public offering.

      On March 2, 1998, the Company sold 102,926 shares of common stock in a private placement to Lawrence E. Kaplan for an aggregate of $10,000.

      On June 11, 1999, the Company sold 102,926 shares of common stock in a private placement to Lawrence E. Kaplan for an aggregate of $10,000.

      On May 15, 2000, the Company sold 154,389 shares of common stock in a private placement to Lawrence E. Kaplan for an aggregate of $60,000.

      On September 13, 2000, the Company issued 7,440,005 shares of common stock to 13 former shareholders of Isotope Solutions Group, Inc., a New York corporation formerly known as Molecular Radiation Management, Inc., in connection with the Company's acquisition of ISI on such date. Also on September 13, 2000, the Company sold 1,284,500 shares of common stock at a price of $.8065 to 25 accredited investors in the initial closing of a private placement. On September 26, 2000, the Company sold an additional 1,319,345 shares at a price of $.8065 per share to 50 accredited investors in a second closing of the private placement. Also on September 26, 2000, the Company issued warrants to purchase 111,593 shares of common stock at an initial exercise price of $.8065 per share to G-V Capital, Inc., the placement agent for the private placement. The Company relied upon
Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D as the basis for an exemption from registration for the transactions because the transactions did not involve any public offering.

      On September 13, 2000, the Company adopted the EDG Capital, Inc. 2000 Long-Term Incentive Plan, providing for the grant of up to 1,247,983 shares of common stock to officers, directors and employees of, and consultants to, the Company, subject to shareholder approval, and granted options to purchase an aggregate of 673,000 shares of common stock to officers, director and employees of, and consultants to, the Company pursuant to the Plan, subject to shareholder approval of such awards.

      On November 14, 2000, the Company issued 63,387 shares of common stock to Davis & Gilbert LLP, the Company's corporate and securities counsel, at a price of $.8065 per share. Davis & Gilbert paid the purchase price by canceling an aggregate of $51,121.62 of accrued fees owed by the Company.

      On December 11, 2000, the Company sold 216,987 shares of common stock to Moreton Binn, an individual, at a price of $.8065 per share. The Company relied upon Section 4(2) of the Securities Act and Rule 506 of Regulation D as the basis for an exemption from registration for the transaction because the transaction did not involve any public offering.


      On January 15, 2001, EDG issued options to purchase 30,000 shares of common stock to Stanley F. Barshay, a director of the Company, pursuant to the 2000 Long-Term Incentive Plan, at an exercise price of $0.8065 per share.

      On February 15, 2001, EDG issued options to purchase an aggregate of 15,000 shares of common stock to an employee and a consultant to the Company, pursuant to the 2000 Long-Term Incentive Plan, at an exercise price of $3.50 per share.


Item 27. Exhibits.

Exhibit     Description
-------     -----------


2.1 Agreement and Plan of Merger dated as of September 8, 2000 by and among the registrant, ISI Merger Sub, Inc., and Molecular Radiation Management, Inc. (1)
3.1         Certificate of Incorporation of the registrant. (2)
3.2         By-Laws of the registrant. (2)
4.1         Specimen of registrant's common stock certificate. (2)
4.3         Form of warrant agreement for warrants issued to G-V Capital, Inc.
            and its designees on September 26, 2000. (4)
5.1 Opinion of Davis & Gilbert LLP on legality of securities being registered, dated February 4, 2001. (4)
10.1 Registration Rights Agreement, dated as of September 8, 2000, by and among Crown Cove Associates, LLC, Jack Schwartzberg, Robert Keating, Bruce Baron, Dennis Shields, Dennis Quirk, Harvey L. Greenberg, Harriet Greenberg, Shraga David Aranoff, Richard Friedman, Jeff Markowitz, Lawrence Kaplan, Stanley Kaplan, Edmond O'Donnell, and the registrant. (5)
10.2 Employment Agreement, dated as of September 8, 2000, by and between the registrant and Jack Schwartzberg. (3)
10.3 Employment Agreement, dated as of September 8, 2000, by and between the registrant and Shraga D. Aranoff. (3)
10.4        Practice Management Services Agreement by and between Stanley E.
            Order, M.D., P.C. d/b/a Center for Molecular Medicine, and Molecular Radiation Management, Inc., dated as of December 1, 1997. (3)

10.5        Practice Management Services Agreement by and between Mitchell E.
            Levine, M.D., P.C. and Molecular Radiation Management, Inc., dated as of January 1, 2000. (3)
10.6 Practice Management Services Agreement by and between New York Medical Oncology, P.C. and Molecular Radiation Management, Inc., dated as of September 1, 2000. (3)
10.7 Lease dated as of August 1, 2000 by and between Scott Hotel Company, LLC, and Molecular Radiation Management, Inc. (3)
10.8 License Agreement dated as of November 24, 1997, by and between Nassau Radiologic Group, P.C. and Molecular Radiation Management, Inc. (3)
10.9        Registrant's 2000 Long-Term Incentive Plan. (4)
10.10 General Consulting Agreement, dated August 18, 2000, by and between Center for Molecular Medicine and Chesapeake Regulatory Group. (5)
10.11 Intellectual Property Addendum to Practice Management Services Agreement, dated March 27, 2001, by and among Isotope Solutions, Inc., Molecular Radiation Management, and New York Medical Oncology, P.C. (d/b/a Center for Medical Oncology). (5)
10.12 Intellectual Property Addendum to Practice Management Services Agreement, dated March 27, 2001, by and among Isotope Solutions, Inc., Molecular Radiation Management, and Stanley E. Order, M.D., P.C. (d/b/a Center for Molecular Medicine). (5)
10.13 Intellectual Property Addendum to Practice Management Services Agreement, dated March 27, 2001, by and among Isotope Solutions, Inc., Molecular Radiation Management, and Mitchell E. Levine, M.D., P.C. (d/b/a Center for Neuro-Oncology). (5)
10.14 Assignment of Patent No. 5,424,288, dated March 29, 1999, by Dr. Stanley E. Order to Molecular Radiation Management, Inc. (5)
10.15 Assignment of Patent No. 5,538,726, dated August 8, 2000, by Dr. Stanley E. Order to Molecular Radiation Management, Inc. (5)
10.16 Assignment of Patent Application Serial Number 09/272,549, dated March 29, 1999, by Dr. Stanley E. Order to Molecular Radiation Management, Inc. (5)
21.1        Subsidiaries of the Registrant. (4)
23.1        Consent of Kurcias, Jaffe & Company LLP
23.2        Consent of Davis & Gilbert LLP (included in Exhibit 5.1). 23.3
23.3        Consent of Lazar, Levine & Felix LLP

----------
(1) Incorporated by reference to the registrant's Current Report on Form 8-K filed on September 19, 2000.
(2) Incorporated by reference to the registrant's Registration Statement on Form S-18 (File No. 33-37674-NY).
(3) Incorporated by reference to the registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000, filed on September 28, 2000.
(4) Previously filed as an exhibit to this registration statement on Form SB-2.
(5) Incorporated by reference to the registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed on April 2, 2001.


Item 28. Undertakings.

(a)   The undersigned registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) Reflect in the prospectus any facts or events that, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) Include any additional or changed material information on the plan of distribution;

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 24 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in Garden City in the State of New York on April 10, 2001.


                                       EDG CAPITAL, INC.


                                       By  /s/  Jack Schwartzberg
                                          -------------------------------------
                                          Jack Schwartzberg
                                          Chairman, Chief Executive Officer and
                                          President



      Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature                      Title                              Date
---------                      -----                              ----



/s/ Jack Schwartzberg          Chairman, Chief Executive          April 10, 2001
-----------------------------  Officer and President (Principal
    Jack Schwartzberg          Executive Officer)


/s/ Shraga David Aranoff       Chief Operating Officer, Vice      April 10, 2001
-----------------------------  President and Treasurer (Principal
    Shraga David Aranoff       Accounting Officer), Director


/s/ Jay M. Haft*               Director                           April 10, 2001
-----------------------------
    Jay M. Haft


/s/ Stanley F. Barshay*        Director                           April 10, 2001
-----------------------------
    Stanley F. Barshay


*By: /s/ Shraga David Aranoff  Attorney-in-Fact                   April 10, 2001
     ------------------------
     Shraga David Aranoff